SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Alere Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

June 12, 2015

Dear Fellow Stockholder:

You are cordially invited to attend Alere Inc.’s Annual Meeting of Stockholders on Wednesday, July 22, 2015 at 3:00 p.m., local time, at the offices of Foley Hoag LLP located at 155 Seaport Boulevard, Boston, Massachusetts 02210.

In addition to the matters described in the attached proxy statement, after the Annual Meeting we will report on our activities for our fiscal year ended December 31, 2014. You will have an opportunity to ask questions and to meet our directors and executives.

We are pleased to be able to offer to our stockholders the option to access our proxy materials on the Internet. We believe this option will be preferred by many of our stockholders, as it allows us to provide our stockholders the information they need in a convenient and efficient format.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy or voting instruction card, as applicable, by telephone or through the Internet. Instructions for voting are included in the Notice of Internet Availability of Proxy Materials that you received and on the proxy card. If you attend the meeting and prefer to vote at that time, you may do so.

Thank you for your continued support of Alere. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you.

Cordially,

Gregg J. Powers

Chairman of the Board

This proxy statement and the form of proxy are first being sent or given to stockholders on or about June 12, 2015 pursuant to rules adopted by the Securities and Exchange Commission.

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, July 22, 2015
Time:	3:00 p.m., local time
Place:	Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, Massachusetts 02210

Purpose:

We are holding this meeting to:

1.	Vote upon the election of directors;

2.	Approve amendments to our 2010 Stock Option and Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 7,000,000, from 9,153,663 to 16,153,663 and to decrease the fungible share ratio from 3-to-1 to 2-to-1;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015;

4.	Hold an advisory vote on executive compensation; and

7.	Conduct such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Company cordially invites all stockholders to attend the Annual Meeting in person. You may vote at the Annual Meeting and at any adjournment or postponement thereof if you were a stockholder of record at the close of business on June 5, 2015. We will begin mailing the Notice of Internet Availability of Proxy Materials on or before June 12, 2015. Our proxy materials, including this proxy statement and our 2014 Annual Report, which includes financial statements for the year ended December 31, 2014, will also be available on or before June 12, 2015 via the Internet on the Investor Relations page of our corporate website, www.alere.com, under the heading “Annual Meetings & Reports” and on the website referred to in the Notice of Internet Availability of Proxy Materials.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS PRESENTED TO YOU IN THIS PROXY STATEMENT.

YOUR VOTE IS IMPORTANT. Please promptly vote your shares, as soon as possible, by mail, telephone or over the Internet by following the instructions included in the Notice of Internet Availability of Proxy Materials and on your proxy card, regardless of whether you plan to personally attend the Annual Meeting.

Ellen Chiniara, Esq.

Secretary

June 12, 2015

Page
PROXY STATEMENT	1
GENERAL INFORMATION	1
Delivery of Proxy Materials	1
Who May Vote	1
Electronic Access to Proxy Materials and Annual Report	1
Matters to Be Voted Upon at the Annual Meeting	2
Voting Requirements	2
The Board of Directors’ Voting Recommendations	4
How to Vote	4
How Proxies Work	4
Changing Your Vote or Revoking a Proxy	5
Solicitation	5
If You Receive More Than One Proxy Card or Voting Instruction Form	5
Dissenter’s Rights	5
Multiple Stockholders Sharing the Same Address	5
If You Have Any Questions	5
CORPORATE GOVERNANCE	6
The Board of Directors	6
The Audit Committee	6
The Compensation Committee	6
The Nominating and Corporate Governance Committee	6
Executive Sessions	7
Board Leadership Structure and Role in Risk Oversight	7
Communications with the Board	8
Code of Ethics	8
PROPOSAL 1—ELECTION OF DIRECTORS	9
Vote Required	12
Recommendation	12
PROPOSAL 2—APPROVAL OF AMENDMENTS TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2010 STOCK OPTION AND INCENTIVE PLAN AND TO DECREASE THE FUNGIBLE SHARE RATIO	13
Introduction	13
Summary of the 2010 Stock Option and Incentive Plan, as Amended	13
Material Federal Income Tax Consequences	18
New Plan Benefits	20
Vote Required	20
Recommendation	20
PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Vote Required	21
Recommendation	21

i

ii

June 12, 2015

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alere Inc. for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, July 22, 2015 at 3:00 p.m., local time, at the offices of Foley Hoag LLP located at 155 Seaport Boulevard, Boston, Massachusetts, 02210, and at any adjournments or postponements of the annual meeting. References in this proxy statement to “us,” “we,” “our” and “Company” refer to Alere Inc., except where otherwise indicated, such as in the “Compensation Committee Report” and the “2014 Audit Committee Report.”

General Information

Delivery of Proxy Materials

The Company’s Board of Directors, or our Board, is soliciting your proxy to vote at the Annual Meeting to be held on Wednesday, July 22, 2015 and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement. We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and our annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission, or the SEC. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include a proxy card for the annual meeting. The Notice that you received via mail provides instructions for accessing the current proxy materials on the Internet, requesting a printed copy of the proxy materials, establishing your future preferences for proxy material delivery and casting your vote via the Internet. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by July 10, 2015.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may also request a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of our receipt of your request. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election until you notify us otherwise, except as otherwise permitted by law.

Who May Vote

Holders of our common stock, as recorded in our stock register at the close of business on June 5, 2015, may vote on matters properly presented at the Annual Meeting. As of that date, there were 85,390,272 shares of our common stock outstanding, each of which is entitled to cast one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the Company’s principal executive offices at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the annual meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. We may send you proxy materials by other means if otherwise permitted by law. Choosing to receive your future proxy materials by email will save us the cost of producing and mailing these documents.

Matters to be Voted Upon at the Annual Meeting

You will be voting on the following matters:

•	the election of directors;

•

the approval of amendments to our 2010 Stock Option and Incentive Plan, or the 2010 Plan, to increase the number of shares available for issuance thereunder by 7,000,000 shares and to decrease the fungible share ratio from 3-to-1 to 2-to-1;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year;

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

•	such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Voting Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. Under our by-laws, this means that at least a majority of the shares outstanding on the record date and entitled to vote must be present in person or represented by proxy at the Annual Meeting. Proxies marked as abstaining or withheld, limited proxies and proxies containing broker non-votes (as defined below) with respect to any matter to be acted upon by stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum, but will not be counted as votes cast on such matter. If you hold your shares through a broker, bank or other nominee (i.e., in “street name”), you must instruct your broker or nominee how to vote your shares. If you do not provide timely voting instructions, your broker may or may not have the discretion to vote the shares you beneficially own. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from a beneficial owner and does not have the discretion to vote the beneficial owner’s shares on a proposal. In the case of a broker non-vote, your broker or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote your shares on those matters for which it requires specific voting instructions from the beneficial owner.

Under the rules of the New York Stock Exchange, or NYSE, we anticipate that all of the proposals in this proxy statement, other than the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, will be non-discretionary matters for which specific voting instructions from beneficial owners are required. As a result, brokers and other nominees subject to the NYSE rules will not be allowed to vote with respect to any proposal (except as aforesaid) on behalf of a beneficial owner if the beneficial owner does not provide specific voting instructions on that proposal.

The vote requirement for each matter is as follows:

Proposal 1:

Election of Directors

Under our by-laws, director nominees must be elected by a majority of the votes properly cast at the Annual Meeting. Votes may be cast FOR or AGAINST each nominee. A nominee will be elected only if the number of votes cast FOR that nominee exceeds the number of votes cast AGAINST that nominee. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the election.

Proposal 2:

Approval of Amendments to the 2010 Stock Option and Incentive Plan to Increase the Number of Shares Available for Issuance thereunder and to Decrease the Fungible Share Ratio

Under our by-laws, the approval of the proposal to amend the 2010 Plan to increase the number of shares of common stock available for issuance thereunder and to decrease the fungible share ratio requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote. In order to satisfy the rules of the NYSE, however, the total votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal, a requirement that we refer to as the NYSE Voting Requirement. Under the rules of the NYSE, abstentions will count as votes cast with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the same effect as votes AGAINST the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Proposal 3:

Ratification of Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes properly cast FOR and

AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Proposal 4:

Advisory Vote on Executive Compensation

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

The Board of Directors’ Voting Recommendations

The Board recommends that you vote:

1.	FOR the election of each of the director nominees named in this proxy statement;

2.	FOR the approval of amendments to our 2010 Stock Option and Incentive Plan to increase the number of shares available for issuance thereunder and to decrease the fungible share ratio;

3.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year; and

4.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

How to Vote

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the website identified on the Notice or your proxy card, or by calling the toll-free number (for residents of the United States and Canada) listed on the Notice or your proxy card. Please have the Notice or your proxy card in hand when going online or calling. If you authorize your proxy electronically or by telephone, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How Proxies Work

Our Board is asking for your authority for our designated proxy holders, Namal Nawana and Ellen Chiniara (or their substitutes), to vote your shares at the Annual Meeting, and at any adjournment or postponement thereof, in the manner you direct. With respect to the election of directors, you may vote FOR or AGAINST each of our nominees for director or you may ABSTAIN from voting. With respect to the other proposals, you may vote FOR or AGAINST the proposal or ABSTAIN from voting.

Your shares will be voted at the Annual Meeting as directed by your electronic proxy, proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically or by telephone, (3) we received your proxy prior to the Annual Meeting and (4) you did not revoke your proxy prior to or at the Annual Meeting.

If you authorize your proxy electronically or by telephone or send a properly executed proxy card without specific voting instructions, the designated proxy holders will vote your shares FOR the election of our nominees for director and FOR any other proposals for which the Board has recommended a favorable vote.

As of the date hereof, we do not know of any other business that will be presented at the Annual Meeting. If other business shall properly come before the Annual Meeting, including any proposal submitted by a stockholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the designated proxy holders will vote your shares according to their best judgment.

Changing Your Vote or Revoking a Proxy

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by

•	voting again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the Annual Meeting; or

•	notifying our Corporate Secretary of the revocation in writing.

Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. IF YOU HOLD YOUR SHARES IN STREET NAME, YOU SHOULD FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR BROKER OR OTHER NOMINEE TO REVOKE YOUR PROXY.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone, press release, facsimile, telegraph, the Internet or advertisements. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have engaged Innisfree M&A Incorporated to provide ongoing advice and informational support for a monthly fee of $7,500, plus customary disbursements. Those services include proxy solicitation services for the Annual Meeting at no additional cost based on the proposals included in this proxy statement.

If You Receive More Than One Proxy Card or Voting Instruction Form

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a Notice or voting instruction form for each account. Please sign, date and return all proxy cards you receive from the Company. If you choose to vote by phone or via the Internet, please vote once for each Notice you receive. Only your latest dated proxy for each account will be voted.

Dissenter’s Rights

Under Delaware law, you will not have dissenter’s, appraisal or other similar rights with respect to any of the proposals set forth in this proxy statement.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one Notice or set of proxy materials to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate Notice or set of proxy materials, we will promptly deliver a separate copy to any stockholder upon written or oral request to Jackie Lustig at Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, by telephone at (781) 647-3900 or by e-mail at jackie.lustig@alere.com. Stockholders can also contact Jackie Lustig in this manner to indicate that they wish to receive separate Notices or sets of proxy materials, as applicable, in the future or to request that we send only a single Notice or set of materials to stockholders sharing an address who are currently receiving multiple copies.

If You Have Any Questions

If you have any questions, or need assistance in voting your shares, please contact Innisfree M&A Incorporated, toll-free, at 1-877-825-8619.

Corporate Governance

The Board of Directors

Our Board currently consists of eleven members, all of whose current terms will expire at our 2015 annual meeting of stockholders. Effective immediately following the 2015 annual meeting of stockholders the size of our Board has been reduced to ten members.

Our Board has determined that the following directors are independent under the rules of the New York Stock Exchange, or NYSE: Dr. Regina Benjamin, Dr. Björklund, Ms. Goldberg, Mr. Levy, Mr. Stephen P. MacMillan, Mr. Markison, Dr. McKillop, Mr. Powers, Mr. Roosevelt and Dr. Quelch. The Board has also determined that Dr. Ginsburg is independent under those rules.

Our Board held 17 meetings during 2014. We have no formal policy regarding Board members’ attendance at the annual meetings of stockholders. Last year, four Board members attended our annual meeting of stockholders. Further, during 2014, all Board members attended at least 75% of the 17 meetings held, other than Håkan Björklund who attended 65% of those meetings, and each Board member attended at least 75% of the meetings of each committee on which he or she served.

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the NYSE’s listing standards for such committees. All three committees operate pursuant to written charters, which are posted in the Corporate Governance section of the Investor Relations page on our website at www.alere.com. The key practices and procedures of our Board are outlined in the Corporate Governance Guidelines, which are also available on the Corporate Governance section of our website under Governance Committee Documents.

The Audit Committee

The Audit Committee consists of Mr. Levy, its Chairperson, Mr. Markison and Dr. McKillop. Among other things, the Audit Committee oversees our accounting and financial reporting processes, including the selection, retention and oversight of our independent registered public accounting firm and the pre-approval of all auditing and non-auditing services provided by our independent registered public accounting firm. The Audit Committee’s 2014

Audit Committee Report is included in this proxy statement beginning on page 50. The Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee held ten meetings during 2014.

The Compensation Committee

The Compensation Committee consists of Mr. MacMillan, its Chairperson, Ms. Goldberg, Dr. Björklund and Mr. Markison. The Compensation Committee develops and implements executive officer and director compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee, but to date it has not chosen to do so. During 2014, the Compensation Committee held 12 meetings. The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in this proxy statement begins on page 29. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process. In addition, the Compensation Committee’s role in establishing director compensation is described in more detail under “Compensation of Directors” beginning on page 47 of this proxy statement.

The Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Quelch, its Chairperson, Dr. Benjamin, Mr. Roosevelt and Mr. Powers. The Nominating and Corporate Governance Committee is charged with recommending nominees for election to the Board, overseeing the selection and composition of committees of the Board, developing and recommending corporate governance principles and overseeing our continuity planning process. The Nominating and Corporate Governance Committee conducts inquiries into the backgrounds and qualifications of possible director candidates and has the authority to retain any search firm or other advisors to assist in identifying candidates to serve as directors. The Nominating and Corporate Governance Committee has established certain membership criteria for our Board. The Board membership criteria can be viewed under the heading Governance Committee Documents in the Corporate Governance section of the Investor Relations page of our website at www.alere.com. Pursuant to the committee’s charter, in identifying and evaluating director candidates, including candidates proposed or recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. While we do not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of its discussions and decisions. The Nominating and Corporate Governance Committee considers diversity with respect to viewpoints, accomplishments, skills, experiences and community involvement, among other factors such as gender, race, national origin and age, in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and whether the candidate would bring a unique perspective to the Board, which is consistent with the committee’s goal of creating a board of directors that best serves our needs and the interests of our stockholders. The Nominating and Corporate Governance Committee employs a search firm to initially identify and screen nominee candidates. During 2014, the Nominating and Corporate Governance Committee held six meetings.

Executive Sessions

Our non-management directors meet at regularly scheduled executive sessions without management participation, generally in connection with regularly scheduled Board meetings. Since the appointment of Mr. Powers as our Chairman of the Board in May 2014, he has presided over executive sessions of our non-management directors at which he was present. From October 2013 to May 2014, Mr. Levy served as our Lead Independent Director and in that capacity presided over executive sessions of our non-management directors at which he was present. Prior to that, the non-management directors selected a director to preside over each such executive session.

Board Leadership Structure and Role in Risk Oversight

In May 2014, our Board of Directors separated the positions of Chairman of the Board and Chief Executive Officer. In conjunction with this separation of positions, Gregg J. Powers was appointed to serve as the independent Chairman of the Board.

Our Board believes that, at this time, separating the roles of Chairman and Chief Executive Officer allows for enhanced corporate governance and board oversight of management. The Board also believes that the separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus more of his time and energy on operating and managing the Company.

In October 2013, the Board amended our by-laws to provide for a Lead Independent Director to be appointed by our independent directors whenever our Chairman is also our Chief Executive Officer. Mr. Levy was appointed as the Board’s first Lead Independent Director in October 2013 and served in that capacity until May 2014 when Mr. Powers was elected as our Chairman. Mr. Levy continues to serve as an independent member of our Board.

All of the directors on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors.

Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. The Board’s involvement in risk oversight includes receiving regular reports from members of our senior management and evaluating areas of material risk, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of any items relating to risk oversight. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. The Audit Committee assists the Board in its risk oversight function by reviewing our system of disclosure controls and procedures and our internal control over financial reporting. The Nominating and Corporate Governance Committee assists the Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters.

Communications with the Board

Stockholders and interested parties wishing to communicate with our Board or any director or group of directors (including only the non-management directors) should direct their communications to: Secretary, Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453. Stockholder communications must state the number of shares of our stock beneficially owned by the stockholder sending the communication. The Secretary will forward the stockholder or interested-party communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

Code of Ethics

Our Board has adopted a code of ethics that applies to all of our employees and agents worldwide, including our chief executive officer, our chief financial officer, our chief accounting officer, our other executive officers and the members of the Board. Known as the Alere Inc. Code of Conduct, the code of ethics is posted in its entirety in the Corporate Governance section of the Investor Relations page of our website at www.alere.com. We intend to make required disclosures of amendments to our code of ethics, or waivers of a provision of our code of ethics, on the Corporate Governance page of our website.

Proposal 1

Election of Directors

Our Board of Directors is comprised of eleven members. At the 2015 Annual Meeting, the term of all eleven directors will expire, at which time the size of our Board has been reduced to ten members. We are recommending the re-election of nine of our current directors and the election of one new director at the 2015 Annual Meeting, each of whom has been recommended by our Nominating and Corporate Governance Committee and approved by our Board. Directors elected at the 2015 Annual Meeting will hold office until the next annual meeting of stockholders and will continue in office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal. Each person nominated below has consented to being named in this proxy statement and has agreed to serve if elected.

Each of our nominees has professional experience in areas relevant to our strategy and operations and offers leadership and diverse perspective that are important for the continued success of the Company. We believe our nominees also possess other attributes necessary to contribute to an effective Board: integrity, honesty and adherence to high ethical standards; business acumen; sound and independent judgment; ability to devote significant time to serve on our Board of Directors and its committees and to work in a collaborative manner with other Board members; and an unwavering commitment to representing the long-term interests of all of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE BOARD’S FOLLOWING TEN NOMINEES FOR DIRECTOR ON THE PROXY CARD OR VOTING INSTRUCTION FORM:

Gregg J. Powers joined our Board in August 2013 and became Chairman of the Board in May 2014. Mr. Powers has served as the Chairman of Private Capital Management, an institutional investment management firm, since 2009 and as that firm’s Chief Executive Officer since 2008. Mr. Powers joined Private Capital Management in 1988 and served in a number of roles with that firm, including as its President, before assuming his current positions. In addition to his duties as Chairman and Chief Executive Officer of Private Capital Management, Mr. Powers also serves as a portfolio manager for that firm and oversees all aspects of the investment of client portfolios. Since August 2013, Mr. Powers has served as a director of Quantum Corporation, a data protection and management company, where he serves on the Corporate Governance and Nominating Committee. Mr. Powers is a member of our Board’s Nominating and Corporate Governance Committee. Mr. Powers’ appointment to our Board was in response to stockholder feedback regarding the importance of direct stockholder representation. The Directors nominated Mr. Powers for re-election because they believe his substantial experience in the investment management field provides our Board with valuable insights into the concerns of stockholders.

Håkan Björklund, Ph.D. joined our Board in August 2013. Dr. Björklund has been a healthcare industry executive at Avista Capital Partners, L.P., a private equity firm, since October 2011. Before joining Avista Capital Partners, Dr. Björklund was the Chief Executive Officer of Nycomed Luxco SA, a Swiss pharmaceuticals company, from May 1999 until its sale to Takeda Pharmaceuticals in September 2011. Before his tenure at Nycomed, Dr. Björklund held various positions at companies that now form a part of the pharmaceuticals company AstraZeneca plc, including President of Astra Pain Control from 1989 to 1991, President of Astra Draco AB, a research and development unit, from 1991 to 1996 and Regional Director of Astra AB from 1996 to 1999. Dr. Björklund has served as a member of the board of directors of Coloplast A/S, a Denmark-based medical device company, since December 2006, as the Chairman of the Board of H. Lundbeck A/S, a Denmark-based pharmaceuticals company, since March 2013, where he has served as a director since March 2011, as a member of the board of directors of Atos Medical AB, a Swedish-based medical device company, since April 2005, and as a member of the board of directors of Acino Pharma AG, a Swiss-based pharmaceutical company, since December 2013. He was also a director at Danisco A/S, a Danish food ingredients company, from April 2004 until its acquisition by Dupont in June 2011. Dr. Björklund is a member of our Board’s Compensation Committee. Through his operating experience as Chief Executive Officer of a European-based healthcare company, Dr. Björklund brings to our Board industry and global operations expertise.

Geoffrey S. Ginsburg, M.D., Ph.D. has served as the founding director for the Center for Applied Genomics & Precision Medicine at the Duke University Medical Center since July 2014 and is also a professor of Medicine (since September 2004), Pathology (since September 2004) and Biomedical Engineering (since September 2013) at Duke University. His work spans oncology, infectious disease, cardiovascular disease and metabolic disorders, and his research addresses the challenges for translating genomic information into medicine practice using new and innovative paradigms, and the integration of precision medicine into healthcare. Dr. Ginsburg currently serves as an expert panel member for Genome Canada, as a member of the Board of External Experts for the National Heart, Lung and Blood Institute, as Co-Chair of the Institute of Medicine’s Roundtable on Genome-Based Research to Human Health, as a member of the advisory council for the National Center for Accelerating Translational Science, as co-Chair of the Cures Acceleration Network, co-chair of the Global Genomic Medicine Collaborative, and as a member of the World Economics Forum’s Global Agenda Council on the Future of the Health Sector. Dr. Ginsburg worked at Millennium Pharmaceuticals, Inc. from 1997 to 2004, serving as senior program director for cardiovascular diseases and later as Vice President of Molecular and Personalized Medicine, where he was responsible for developing pharmacogenomics and biomarker strategies for therapeutics. Dr. Ginsburg brings to our Board a wealth of applied science expertise and experience in genomics, molecular diagnostics and personalized medicine.

Carol R. Goldberg has served on our Board since May 30, 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is a member of our Board’s Compensation Committee. As the former President and Chief Operating Officer of Stop & Shop Companies, Inc., Ms. Goldberg brings a wealth of financial, marketing and consumer expertise to our Board.

John F. Levy has served on our Board since May 30, 2001 and served as our lead independent director from October 2013 to May 2014. Mr. Levy served as a director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of our Board’s Audit Committee. A former chief executive officer, Mr. Levy brings to our Board financial expertise, investment experience and knowledge of distribution systems.

Brian A. Markison joined our Board in August 2013. Mr. Markison has been a healthcare industry executive at Avista Capital Partners, L.P., a private equity firm, since September 2012. Before joining Avista Capital Partners, Mr. Markison served as the President and Chief Executive Officer and a member of the board of directors of Fougera Pharmaceuticals Inc., a specialty dermatology company, from July 2011 until its sale to Sandoz, a division of Novartis, in July 2012. Prior to that, Mr. Markison was the President and Chief Executive Officer of King Pharmaceuticals, Inc., a manufacturer of pharmaceuticals and medical devices, from July 2004 through the closing of its sale to Pfizer in March 2011. Mr. Markison joined King Pharmaceuticals as Chief Operating Officer in March 2004 and served in that role until his promotion to Chief Executive Officer. From July 2007 to February 2011, Mr. Markison also served as the Chairman of the board of directors of King Pharmaceuticals. Before joining King Pharmaceuticals, Mr. Markison held various positions at Bristol-Myers Squibb from 1982 to 2004, including President of Neuroscience/Infectious Disease and Dermatology and President of Oncology, Virology and Oncology Therapeutics Network. Mr. Markison has served as the Lead Outside Director on the board of directors of Immunomedics, Inc., a biopharmaceutical therapeutics company, since December 2004, the Chairman of the board of directors of Rosetta Genomics Ltd., a leading developer of microRNA-based molecular diagnostics, since April 2011, the Chairman of the board of directors of Lantheus Medical Imaging, Inc., a developer, manufacturer and distributor of diagnostic imaging agents, since January 2013, where he has served as a director since September 2012. He served as a member of the board of directors of PharmAthene, Inc., a developer of medical countermeasures against biological and chemical threats from September 2011 to March 2015. In December 2013, Mr. Markison became executive chairman of Vertical Pharmaceuticals, a privately-held specialty pharma company. Mr. Markison is on the compensation committees of Immunomedics, Inc. and Rosetta Genomics Ltd. He also serves on the board of trustees for the College of New Jersey. Mr. Markison is a member of our Board’s Compensation Committee and Audit Committee. Mr. Markison’s long tenure and experience as an operating executive in the healthcare industry, including as Chief Executive Officer of King Pharmaceuticals, which completed several acquisitions before being sold to Pfizer in 2011, is of substantial value to our Board.

Sir Thomas Fulton Wilson McKillop, Ph.D. joined our Board in August 2013. Dr. McKillop has been the Chairman of Evolva Holdings SA, a biosynthetic technologies company listed on the Swiss Stock Exchange that produces sustainable ingredients for health nutrition and wellness, since May 2012, having served as a non-executive director since June 2010. In 1994, Dr. McKillop was appointed the Chief Executive Officer of Zeneca plc, which was formed as a result of the separation by Imperial Chemical Industries of its pharmaceuticals, agrochemicals and specialties businesses. In April 1999, following the merger of Zeneca plc and Astra AB, Dr. McKillop was appointed the Chief Executive Officer of AstraZeneca plc, a position he held until his retirement in 2005. Dr. McKillop has served as the Chairman of the Royal Bank of Scotland Group from April 2006 through February 2009, the President of the Science Council in the United Kingdom from February 2007 through September 2011, and a non-executive director of BP plc, from 2004 to 2009, Lloyds TSB Group plc, from 1999 to 2004, and Nycomed Amersham plc and its predecessor companies, from 1992 to 2001. Dr. McKillop is also currently a non-executive director of UCB SA, a Euronext-listed biopharmaceuticals manufacturer and a member of its governance, nomination and compensation committee; Almirall, S.A., a pharmaceuticals company listed on the Madrid, Barcelona, Bilboa and Valencia stock exchanges, for which he is also a member of its appointments and remuneration committee; and Theravectys, a development-stage biotechnology company headquartered in France. In addition, Dr. McKillop has held varying roles in industry groups, including tenures as the Chairman of the British Pharma Group, President of the European Federation of Pharmaceuticals Industries and Associations, Chairman of the Pharmaceutical

Industry Task Force and as a member of the European Round Table of Industrialists and the European Financial Services Round Table. In 2002, Dr. McKillop was knighted in recognition of his services to the pharmaceuticals industry, and he is a Fellow of the Royal Society of London, a Fellow of the Royal Society of Edinburgh and a Fellow of the United Kingdom Academy of Medical Sciences. Dr. McKillop is a member of our Board’s Audit Committee. Dr. McKillop’s operating experience as Chief Executive Officer of Zeneca plc, and his leadership of AstraZeneca plc, a global pharmaceutical company, with a particular emphasis on European and emerging markets, is of substantial value to our Board.

John A. Quelch, C.B.E., D.B.A. joined our Board on March 10, 2003. Dr. Quelch has been the Charles Edward Wilson Professor of Business Administration at Harvard Business School and professor in Health Policy and Management at Harvard School of Public Health since January 2013. Between February 2011 and January 2013, Dr. Quelch served as Dean, Vice President and Distinguished Professor of International Management at the China Europe International Business School in Shanghai. From July 2001 through January 2011, he was professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Dr. Quelch also serves as a director of DataLogix, a data marketing services company. Dr. Quelch served as a director of WPP plc from 1988 to 2013, Pepsi Bottling Group from 2005 to 2010 and of Gentiva Health Services, Inc. from 2006 to 2009. He is Chairperson of our Board’s Nominating and Corporate Governance Committee. Through his international business experience and academic credentials, Dr. Quelch brings to our Board both industry and academic expertise in marketing and organizational management.

James Roosevelt, Jr. joined our Board on February 6, 2009. Mr. Roosevelt has served as the Chief Executive Officer of Tufts Health Plan since 2005 and served as the President of Tufts Health Plan from 2005 until September 2013. From 1999 to 2005, Mr. Roosevelt was Senior Vice President and General Counsel of Tufts Health Plan. Mr. Roosevelt also serves as Co-Chair of the Rules and By-laws Committee of the Democratic National Committee, Co-Chair of the board of directors for the Tufts Health Care Institute, and a member of the board of directors of America’s Health Insurance Plans. Mr. Roosevelt is a member of our Board’s Nominating and Corporate Governance Committee. Mr. Roosevelt brings to our Board extensive senior management, policy-making and financial experience within the health insurance industry, which includes important customers of our Company and is a driving force behind the demand for control of healthcare costs, which is reshaping the diagnostic and health management industries in which we operate.

Namal Nawana has served as a member of our Board and Chief Executive Officer and President since October 2014. Mr. Nawana joined us as Chief Operating Officer in December 2012 before being named Interim Chief Executive Officer in July 2014. Before coming to Alere, Mr. Nawana spent 15 years at Johnson & Johnson in various leadership roles. Most recently, he served as the Worldwide President of DePuy Synthes Spine, a Johnson & Johnson company, where he managed global operations from February 2011 to November 2012. Prior to that, Mr. Nawana served as Area Vice President for Johnson & Johnson Medical’s operations in Australia and New Zealand from January 2009 to February 2011, Chairman of the DePuy Asia Pacific Franchise Council, General Manager for DePuy Australia from 2007 to December 2008 and General Manager for DePuy Canada from 2004 to 2007. Mr. Nawana holds a Masters of Medical Science from the University of Adelaide and an MBA from the Henley Business School.

Vote Required

Director nominees must be elected by a majority of the votes properly cast at the Annual Meeting. Votes may be cast FOR or AGAINST each nominee. A nominee will be elected only if the number of votes cast FOR that nominee exceeds the number of votes cast AGAINST that nominee. Pursuant to our director resignation policy, each nominee has submitted a resignation that will take effect only if the nominee fails to receive a majority of the votes properly cast on his or her re-election and such resignation is accepted by our Board.

If you are a holder of record and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If you hold your shares through a broker, bank or other nominee (i.e., in “street name”) and you do not instruct your broker or other nominee how to vote your shares with respect to the election of directors, any broker or nominee subject to the NYSE rules will be prohibited by those rules from voting your shares in the election of directors. Instead, the votes represented by your shares will be counted as “broker non-votes,” will be excluded entirely from the vote, and will have no effect on the election of directors.

Recommendation

Our Board of Directors unanimously recommends that you vote FOR the election of each of the Board’s nominees for director named above on the proxy card or voting instruction form.

Proposal 2

Approval of Amendments to Increase the Number of Shares of Common Stock Available for Issuance under the 2010 Stock Option and Incentive Plan and to Decrease the Fungible Share Ratio

Introduction

Our Board has adopted and is seeking stockholder approval of amendments to the 2010 Stock Option and Incentive Plan to increase the number of shares of common stock that are available to be issued under the plan from 9,153,663 shares to 16,153,663 shares (subject to adjustment for stock splits, stock dividends and similar events) and to decrease the fungible share counting ratio for awards to be settled in stock (other than an award that is a stock option or other award that requires the grantee to purchase shares at a price equal to their fair market value at the time of grant) from 3-to-1 to 2-to-1. Accordingly, under the amended 2010 Plan, shares subject to full value awards, such as restricted stock awards, restricted stock units, unrestricted stock awards and performance share awards settled in stock, will generally be counted against the aggregate share limit as two shares, instead of three shares as currently provided under the plan, for every one share subject to the award. Of the 9,153,663 shares of common stock authorized for issuance under the 2010 Plan, 1,281,494 shares remained available for future grants or awards as of June 5, 2015. While some additional shares may become available under the 2010 Plan through employee terminations, this number is not expected to be significant.

Our Board recommends this action in order to enable us to continue to provide equity compensation to attract and retain talented personnel. The Board believes that stock options and other forms of equity compensation promote growth and provide a meaningful incentive to employees of successful companies.

As of June 5, 2015 there were 85,390,272 shares of our common stock outstanding. The increase of 7,000,000 shares of common stock available for grant under the 2010 Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock on June 5, 2015 of $51.16 per share, the aggregate market value of the additional 7,000,000 shares of common stock to be reserved for issuance under the 2010 Plan would be $358,120,000.

The following is a summary of the material terms of the 2010 Plan. The summary is qualified in its entirety by reference to the complete text of the 2010 Plan. Stockholders are urged to read the actual text of the 2010 Plan, as proposed to be amended, which is set forth as Appendix A to this proxy statement, in its entirety.

Summary of the 2010 Stock Option and Incentive Plan, as Amended

Administration.    The 2010 Stock Option and Incentive Plan provides for administration by the Board or by a committee of not fewer than two independent directors, referred to as the “administrator,” provided that, for purposes of awards to directors and officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, the administrator shall be deemed to include only directors who are independent directors and for purposes of performance-based awards, the administrator shall be a committee of the Board composed of two or more outside directors, as appointed by the Board from time to time. Our Board of Directors serves as the primary administrator of the 2010 Plan.

The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. Under the terms of the 2010 Plan, the administrator may not reprice stock options or stock appreciation rights, including the cancellation of stock options or stock appreciation rights in exchange for cash, without stockholder approval. The administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals.

Eligibility and Limitations on Grants.    All of our officers, employees, directors, consultants and other key persons (including prospective employees) are eligible to participate in the 2010 Plan, subject to the discretion of the administrator. As of April 30, 2015, we had approximately 9,800 employees, excluding temporary and contract employees, and ten non-employee directors. The number of consultants and other key persons eligible to participate in the 2010 Plan varies from time to time. In no event may any one participant receive in any calendar year options or stock appreciation rights with respect to more than 1,000,000 shares of common stock, subject to adjustment for stock splits, stock dividends and similar events. The 2010 Plan provides for a fungible share pool such that different types of awards will count differently against the total number of shares available. Each share subject to a full value award settled in stock, other than an award that is a stock option or other award that requires the grantee to purchase shares for an amount not less than their fair market value at the time of grant, is counted against the overall share limitation as three shares, or, if the proposed amendment to the 2010 Plan is approved by our stockholders at our 2015 Annual Meeting, for awards made on or after the date of the Company’s 2015 Annual Meeting, as two shares. Examples of these types of full value awards include restricted stock awards, restricted stock units, unrestricted stock awards and performance share awards settled in stock. Each share subject to all other awards (such as stock options and stock appreciation rights) is counted against the overall share limitation as one share. Shares subject to awards that are forfeited, cancelled, satisfied without the issuance of shares or otherwise terminated, as well as shares of common stock that are issued but reacquired for no more than the grantee’s purchase price, are generally restored to the pool of shares available for grant under the 2010 Plan using the same ratios by which those shares counted against the overall share limitation at the time of grant. However, shares that we repurchase using the proceeds of stock option exercises do not increase the pool of shares available for grant under the 2010 Plan.

Stock Options.    Options granted under the 2010 Plan may be either incentive stock options, referred to as “incentive options,” within the definition of Section 422 of the Internal Revenue Code, or non-qualified stock options, referred to as “non-qualified options.” Options granted under the 2010 Plan will be non-qualified options if they fail to meet the Internal Revenue Code definition of incentive options, are granted to a person not eligible to receive incentive options under the Internal Revenue Code, or otherwise so provide. Incentive options may be granted only to our officers or other employees or those of our subsidiaries. Non-qualified options may be granted to persons eligible to receive incentive options and to non-employee directors, consultants and other key persons.

Other Option Terms.    The administrator has the authority to determine the terms of options granted under the 2010 Plan. Options are granted with an exercise price that is not less than the fair market value of our common stock on the date of the option grant. In addition, the repricing of stock options granted under the 2010 Plan is not permitted without stockholder approval. The life of each option will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator; provided that the administrator may not accelerate the exercisability of options or stock appreciation rights, other than by reason of, or in connection with, the death, disability or retirement of the optionee, the termination without cause of the optionee’s employment or a change of control of the Company, if the number of options and stock appreciation rights so accelerated when combined with the number of unrestricted stock awards granted would exceed 5% of the maximum number of shares issuable under the 2010 Plan. In general, unless otherwise permitted by the administrator, no option granted under the 2010 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the 2010 Plan may be exercised by the payment of cash or by the transfer to us of shares of common stock which are not then subject to restrictions under the 2010 Plan or any other stock plan that we maintain, and which have a fair market value equivalent to the option exercise price of the shares being purchased. Such options may also be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us on behalf of the optionee. In addition, non-qualified options granted under the 2010 Plan may be exercised under a “net exercise” arrangement between the Company and the optionee pursuant to which the number of shares of common stock issued upon exercise of the option will be reduced by a number of shares with an aggregate fair market value equal to the aggregate exercise price of the option.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights.    The administrator may award stock appreciation rights to participants subject to such terms and conditions as the administrator may determine. The exercise price for a stock appreciation right shall not be less than the fair market value of our common stock on the date of grant and the term of a stock appreciation right may not be longer than ten years. A stock appreciation right is an award entitling the recipient to receive shares of stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of one share of common stock is (ii) subtracted from the fair market value of one share of common stock on the date of exercise and (iii) the difference is multiplied by the number of shares of common stock with respect to which the stock appreciation right shall have been exercised.

Restricted Stock Awards.    The administrator may grant or sell shares of common stock to any participant subject to such conditions and restrictions as the administrator may determine. The shares may be sold for a price determined by the administrator. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us. Restricted stock with a time-based restriction may become vested incrementally over such three-year period. If the applicable performance goals and other restrictions are not attained, or if the participant’s employment with us terminates for any reason, we will have the right to repurchase restricted stock that has not vested at its original purchase price (if any) from the participant or the participant’s legal representative.

Unrestricted Stock Awards.    The administrator may also grant shares of common stock which are free from any restrictions under the 2010 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant. The aggregate number of unrestricted stock awards that may be granted under the plan, when combined with stock underlying options and stock appreciation rights that are accelerated other than by reason of, or in connection with, death, disability or retirement of the participant, the termination without cause of the participant’s employment or a change of control of the Company, may not exceed 5% of the maximum number of shares issuable under the plan.

Restricted Stock Units.    The administrator may also award phantom stock units to participants as restricted stock units. The restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us. Restricted stock units with a time-based restriction may become vested incrementally over such three- year period. During the vesting period, subject to terms and conditions imposed by the administrator, the restricted stock units may be credited with dividend equivalent rights with respect to the phantom stock units underlying the restricted stock units. Subject to the consent of the administrator and in accordance with the requirements of Section 409A of the Internal Revenue Code, a participant may make an advance election to receive a portion of his cash compensation otherwise due in the form of restricted stock units. If the participant’s employment with the Company terminates for any reason, the participant’s right in all restricted stock units that have not vested shall automatically terminate.

Performance Share Awards.    The administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the administrator shall determine. The periods during which performance is to be measured shall not be, in the aggregate, less than one year.

Dividend Equivalent Rights.    The administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee held specified shares of common stock. Dividend equivalent rights may be settled either in cash or shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

Performance-Based Awards.    Grants of performance-based awards enable us to treat restricted stock awards, restricted stock units and performance share awards granted under the 2010 Plan to covered persons, as defined in Section 162(m) under the Internal Revenue Code, as “performance-based compensation” under Section 162(m) and preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. These pre-established performance goals may include: earnings before interest, taxes, depreciation and amortization; net income or loss (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; cash flow; funds from operations or similar measure; sales or revenue; acquisitions or strategic transactions; operating income or loss; return on capital, assets, equity, or investment; total stockholder returns or total returns to stockholders; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share of stock; or lease up performance, net operating income performance or yield on development or redevelopment communities—any of which may be measured either in absolute terms with or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period. The maximum performance-based award payable to any employee under the plan for a performance cycle is 200,000 shares of our common stock, subject to adjustment for stock splits, stock dividends and similar events.

Section 409A Awards.    To the extent that any award granted under the 2010 Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, the administrator shall impose additional rules and requirements as may be necessary in order to comply with Section 409A. In this regard, if any amount under an award subject to Section 409A is payable upon a “separation from service” (within the meaning of Section 409A) to a participant who is then considered a “specified employee” (also within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the participant’s separation from service, or (ii) the participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/ or additional tax imposed pursuant to Section 409A. The settlement of any Section 409A award may not be accelerated or postponed except to the extent permitted by Section 409A.

Change of Control Provisions.    The 2010 Plan provides that in the event of a “change of control” as defined in the 2010 Plan, all stock options issued prior to April 23, 2015 will automatically become fully exercisable and the restrictions and conditions on all other awards issued prior to April 23, 2015 will automatically be deemed waived, unless otherwise provided in the applicable award agreement. On April 23, 2015, the Board approved an amendment to the 2010 Plan that provides for “double trigger” acceleration of awards granted on or after April 23, 2015 to employees and directors, unless otherwise provided in an award agreement or another agreement with the recipient. Under the amended terms of the 2010 Plan, an employee’s or director’s stock options and stock appreciation rights granted on or after April 23, 2015 will automatically become fully exercisable, and conditions and restrictions on restricted stock awards, restricted stock units and performance share awards granted after that date will be removed, upon the termination of the holder’s employment by the Company without cause or by the holder with good reason (or, in the case of a director, the termination of his or her service as a director for any reason) within one year after a change of control.

However, if no provision is made for the assumption, continuation or substitution of such awards under the 2010 Plan upon a change of control, then such awards will accelerate upon the change of control, as the 2010 Plan provides for awards granted before April 23, 2015.

For purposes of the 2010 Plan, unless otherwise provided in an award agreement or another agreement between us and a grantee, “cause” means the termination by us or one of our subsidiaries of a grantee’s employment as a result of a determination by us, in our sole discretion, that the holder

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has committed a felony (or the equivalent) or a crime involving fraud, intentional misrepresentation, dishonesty, breach of trust, embezzlement, money laundering, misappropriation or conversion of property,

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committed any other crime, violation of law or misconduct that reflects adversely on our business, operations or reputation or that exposes us to a risk of civil or criminal liability, damages or penalties (including injunctive relief),

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is grossly negligent in the performance of, or has failed or refused to perform, the lawful duties or responsibilities assigned to him or her by us (other than by reason of disability or a leave of absence permitted by law or otherwise authorized by us),

•	has violated any code of ethics, code of conduct or other policies applicable to him or her, or

•	has breached any agreement with us or any of our subsidiaries.

For purposes of the 2010 Plan, unless otherwise provided in an award agreement or another agreement between us and a grantee, “good reason,” when used with reference to a voluntary termination by a grantee of the grantee’s employment with us or one of our subsidiaries, means any of the following conditions, provided that (i) the grantee provides us or the applicable subsidiary with written notice of the condition giving rise to the termination within 90 days after the initial existence of the condition, (ii) the grantee provides us or our applicable subsidiary with the opportunity to cure the condition within 30 days after the notice, (iii) the condition is not cured with that 30-day period; and (iv) the grantee terminates his or her employment within six months after the initial existence of the condition:

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a material diminution in the grantee’s annual base salary, except for diminutions equal to or less than proportionate diminutions in the annual base salaries for a majority of employees in similar positions as the grantee,

•	a material diminution in the grantee’s authority, duties or responsibilities, or

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the relocation of the facility at which the grantee is principally employed to a location more than 50 miles from such facility, except where such relocation does not increase the distance of the grantee’s regular commute.

Adjustments for Stock Dividends, Mergers, etc.    The 2010 Plan authorizes the administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2010 Plan and to any outstanding awards to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of the Company, the 2010 Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or awards. Before any outstanding stock options or other awards terminate, the option holders will have an opportunity to exercise their outstanding options, and holders of other awards will receive a cash or in kind payment of such appropriate consideration as determined by the administrator in its sole discretion after taking into account the consideration payable per share of common stock pursuant to the business combination. The administrator may adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the administrator that such adjustment is appropriate to avoid distortion in the operation of the 2010 Plan, provided that no such adjustment shall be made in the case of an incentive stock option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code.

Amendments and Termination.    Subject to requirements of law or the rules of any stock

exchange, our Board may at any time amend or discontinue the 2010 Plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent. To the extent required by the Internal Revenue Code to ensure that options granted under the 2010 Plan qualify as incentive options or that compensation earned under the options granted under the 2010 Plan qualifies as performance-based compensation under the Internal Revenue Code, plan amendments shall be subject to approval by our stockholders.

Forfeiture of Awards under Sarbanes-Oxley Act.    If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under state or federal securities laws, then, to the extent required by law, any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse us for the amount of any award received by that individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, of the financial document embodying such financial reporting requirement.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of transactions under the 2010 Plan. It does not describe all federal tax consequences under the 2010 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long- term capital loss, and we will not have a deduction for federal corporate income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, a “disqualifying disposition” occurs, and generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, or one year in the case of termination of employment by reason of disability. In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-qualified Options.    With respect to non-qualified options under the 2010 Plan, no income is realized by the optionee at the time the option is granted. Generally,

•

at exercise, ordinary income is realized by the optionee in an amount equal to the excess of the fair market value of the shares of our common stock acquired upon exercise over the aggregate exercise price for such shares on the date of exercise, and we receive a tax deduction for the same amount, and

•

at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock.

Stock Appreciation Rights.    The grantee of a stock appreciation right recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a stock appreciation right, the grantee will recognize as ordinary income the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares of common stock subject to the stock appreciation right. If the grantee of a stock appreciation right does not exercise such right, the grantee will recognize as ordinary income the excess of the fair market value of our common stock on the last day of the term of the stock appreciation right over the exercise price of the stock appreciation right, if any, multiplied by the number of shares of common stock subject to the stock appreciation right.

Restricted and Unrestricted Stock Awards.    A grantee of a restricted stock award recognizes no income for federal income tax purposes upon the receipt of common stock pursuant to that award, unless, as described below, the grantee otherwise elects. Instead, the grantee will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that it is no longer subject to a substantial risk of forfeiture less the amount, if any, the grantee paid for such stock. Such fair market value becomes the basis for the underlying shares and will be used in computing any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the grantee holds the shares for more than one year after the date on which the shares are no longer subject to a substantial risk of forfeiture).

Alternatively, the grantee of a restricted stock award may elect, pursuant to Section 83(b) of the Internal Revenue Code, within 30 days of the acquisition of common stock pursuant to the restricted stock award, to include in gross income as ordinary income for the year in which the common stock is received, the fair market value of the common stock on the date it is received less the amount, if any, the grantee paid for such stock. Such fair market value will become the basis for the shares and will be used in determining any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received). Grantees of restricted stock awards are advised to consult their own tax advisors with regard to elections pursuant to Section 83(b) of the Internal Revenue Code.

Upon receipt of common stock pursuant to an unrestricted stock award, the grantee will recognize as ordinary income the difference between the fair market value of the common stock less the amount, if any, the grantee paid for such stock. The grantee’s basis in such shares will be equal to the fair market value of the shares on the date of receipt, and this basis will be used in determining any capital gain or loss upon a subsequent disposition of the shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received).

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted or unrestricted stock award as ordinary income for the year in which such income is recognized.

Restricted Stock Units.    The grantee of a restricted stock unit recognizes no income for federal income tax purposes on the grant thereof. Upon the receipt of common stock pursuant to a restricted stock unit, the federal income tax laws applicable to restricted stock awards, described above, will apply if the stock is restricted stock, and the federal income tax laws applicable to unrestricted stock awards, described above, will apply if the stock is unrestricted common stock.

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted stock unit as ordinary income for the year in which the restricted stock unit is exercised or lapses.

Performance Share Awards.    The federal income tax laws applicable to performance share awards are the same as those applicable to restricted stock awards, described above.

Dividend Equivalent Rights.    There generally will be no tax consequences as a result of the award of a dividend equivalent right. When payment is made, the holder of the dividend equivalent rights generally will recognize ordinary income, and we will be entitled to a deduction, equal to the amount received in respect of the dividend equivalent.

Parachute Payments.    The vesting or exercisability of any portion of any option or other award that is accelerated due to the occurrence of a change of control, or the grant of any option or other award within the one year period prior to a change in control, may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.

Limitation on our Deductions.    As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the 2010 Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in a calendar year, other than performance-based compensation that otherwise meets the requirements of Section  162(m) of the Internal Revenue Code.

New Plan Benefits

Because the granting of awards under the 2010 Plan is discretionary, we cannot now determine the number or type of awards to be granted in the future to any particular person or group if the amendment to the 2010 Plan is approved.

Vote Required

Under our by-laws, the approval of the proposal to amend the 2010 Stock Option and Incentive Plan to increase the number of shares of common stock available for issuance thereunder and to decrease the fungible share ratio requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST the proposal. In order to satisfy the rules of the NYSE, however, the total votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal, a requirement that we refer to as the NYSE Voting Requirement. Under the rules of the NYSE, abstentions will count as votes cast with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the same effect as votes AGAINST the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Recommendation

Our Board believes that the increase in the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan and the decrease of the fungible share ratio from 3-to-1 to 2-to-1 is in the best interest of our stockholders. Accordingly, our Board of Directors unanimously recommends that you vote FOR the approval of the amendments to the Alere 2010 Stock Option and Incentive Plan to increase the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan by 7,000,000 shares and to decrease the fungible share ratio from 3-to-1 to 2-to-1 on the proxy card or voting instruction form.

Proposal 3

Ratification of Selection of Independent Registered Public Accounting Firm

A primary responsibility of the Audit Committee is to select an independent registered public accounting firm for the fiscal year. Several factors go into this selection process, including the firm’s historical and recent performance on similar projects, the firm’s experience, client service, responsiveness, leadership, management structure, client and employee retention, compliance and ethics programs, appropriateness of fees charged and the firm’s overall technical expertise. Based on all of these factors, the Audit Committee selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Pursuant to this proposal, we are asking our stockholders to ratify this selection. PwC has been our independent registered public accounting firm since June 2010. Although stockholder ratification is not required by our by-laws or otherwise and has no binding effect on the Audit Committee, we are submitting the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015 to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may consider whether another registered independent public accounting firm is appropriate. Even if this selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interest.

Vote Required

The ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. In accordance with Delaware law and our by-laws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015 on the proxy card or voting instruction form.

Proposal 4

Advisory Vote on Executive Compensation

Our Board is committed to excellence in governance. As part of that commitment, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Board is providing our stockholders an opportunity to cast an advisory vote regarding the compensation paid to our named executive officers.

The Compensation Committee develops and implements executive compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Our compensation policies and plans are designed to attract, retain and motivate the talented and dedicated executives who are critical to achieving our goals of continued growth, innovation, increasing profitability, and ultimately maximizing stockholder value. At our 2014 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation paid to our named executive officers for 2013; of the votes cast on the proposal (which exclude abstentions and broker non-votes), 99% were cast for approval.

The “Compensation Discussion and Analysis,” beginning on page 29 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee with respect to 2014 in more detail.

The Board believes that the compensation of our named executive officers for 2014 was established in a manner consistent with the best interests of our stockholders. Accordingly, we request that our stockholders approve the following resolution.

RESOLVED: That the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure in our proxy statement for the 2015 Annual Meeting of Stockholders, is hereby approved.

While this resolution is non-binding, our Board values the opinions that stockholders express in their votes and in other discussions. The Board will consider the outcome of the vote and those opinions in making compensation decisions for the remainder of 2015 and beyond.

In 2011, we held a stockholder advisory vote on the frequency of stockholder advisory votes on executive compensation. A majority of the votes cast were cast in favor of holding stockholder advisory votes on executive compensation every year, and we decided to follow the will of the majority. Accordingly, the next stockholder advisory vote on executive compensation will occur at next year’s annual meeting.

Vote Required

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and the accompanying narrative disclosure in the proxy statement, on the proxy card or voting instruction form.

Information Regarding Directors and Executive Officers

The following table sets forth certain information with respect to our director nominees and executive officers. For biographical information regarding directors nominated for election at the 2015 Annual Meeting, see “Proposal 1—Election of Directors” beginning on page 9 of this proxy statement. This information has been furnished by the respective individuals.

Name	Age	Position
Namal Nawana	44	Director, Chief Executive Officer and President
James Hinrichs	47	Chief Financial Officer, Executive Vice President
David Teitel	51	Senior Vice President
John Bridgen, Ph.D.	68	Senior Vice President, Business Development
Ellen Chiniara	56	Senior Vice President, General Counsel, Chief Ethics and Compliance Officer and Secretary
Daniella Cramp	41	Global President, Cardiometabolic
Carla Flakne	61	Vice President, Chief Accounting Officer
Mark Gladwell	40	Senior Vice President, Global Operations
Melissa Guerdan	41	Senior Vice President, Global Quality and Regulatory Assurance
Robert Hargadon	58	Senior Vice President, Global Human Resources
Sanjay Malkani	45	Global President, Toxicology
Avi Pelossof	52	Global President, Infectious Disease
Renuka Uppaluri	44	Senior Vice President, Global Research and Development
Gregg J. Powers	52	Chairman of the Board
Håkan Björklund, Ph.D.	59	Director
Geoffrey S. Ginsburg, M.D., Ph.D.	58	Director—Nominee
Carol R. Goldberg	84	Director
John F. Levy	68	Director
Brian A. Markison	55	Director
Thomas McKillop, Ph.D.	72	Director
John A. Quelch, C.B.E., D.B.A.	63	Director
James Roosevelt, Jr.	69	Director

Executive Officers Who Are Not Directors

Jim Hinrichs joined us as Executive Vice President and Chief Financial Officer in April 2015. Before joining us, Mr. Hinrichs served as Chief Financial Officer at CareFusion Corp., a global medical technology corporation, from December 2010 until Becton Dickinson acquired CareFusion in March 2015. Prior to that role, Mr. Hinrichs served in various roles at CareFusion, including Senior Vice President of Global Customer Support and Corporate Controller from January 2009 to January 2010. Mr. Hinrichs joined Cardinal Health in 2004 and served in a variety of roles, including Executive Vice President and Controller, and Chief Financial Officer of the Clinical and Medical Products segment and Healthcare Supply Chain Services segment prior to the spin-off of CareFusion from Cardinal Health in August 2009. Before joining Cardinal Health in 2004, Mr. Hinrichs compiled 12 years of finance and marketing experience at Merck & Co. and SangStat Medical Corporation.

David Teitel has served as our Senior Vice President since April 2015. Mr. Teitel previously served as our Chief Financial Officer, Vice President and Treasurer from December 2006 to April 2015. Mr. Teitel has over 25 years of public and private company finance experience, including nine years of audit experience at Arthur Andersen and senior financial positions with Thermo Electron Corp., which is now Thermo Fisher Scientific Inc.

and Deknatel Snowden Pencer, Inc., a manufacturer of specialty surgical instruments. Mr. Teitel joined our Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

John Bridgen, Ph.D. has served as Senior Vice President, Business Development since July 2010, after serving as our Vice President, Business Development from June 2006 to July 2010. He served as our Vice President, Strategy from September 2005 to June 2006. Dr. Bridgen joined our Company in September 2002, upon our acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

Ellen Chiniara serves as Senior Vice President, General Counsel, Chief Ethics and Compliance Officer and Secretary and is responsible for managing legal, compliance and government affairs for our Company. Ms. Chiniara joined us in October 2006 as General Counsel, Professional Diagnostics and Assistant Secretary and became our Vice President and General Counsel in May 2007, Secretary in May 2010 and our Senior Vice President and Chief Ethics and Compliance Officer in July 2014. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company where she focused on disease management and healthcare information technology. Prior to 1994, Ms. Chiniara was a partner with Hale and Dorr (now WilmerHale).

Daniella Cramp has served as Global President of our cardiometabolic business unit since January 2014. In this role she focuses on diagnostic products primarily marketed into hospitals and our cardiovascular and diabetes diagnostics and health management solutions. Previously, Ms. Cramp served as Global President of our chronic care business unit from March 2013 to January 2014 and as the Vice President of our cardiovascular business unit from September 2007 to March 2013. Ms. Cramp joined our Company in June 2007 upon our acquisition of Biosite Incorporated. Ms. Cramp served as the director of marketing for Biosite from 2004 to 2007. Prior to that, Ms. Cramp was the director of Biosite’s physician office segment where she initiated Biosite’s entry into the outpatient setting with its diagnostic platform, Triage. Ms. Cramp also served as the product director for the launch of the Triage BNP Test, the world’s first blood test for heart failure diagnosis. Prior to joining Biosite, Ms. Cramp worked in the pharmaceutical industry for Astra Merck and later AstraZeneca from 1994 to 2000 in various sales and marketing roles supporting cardiovascular and gastrointestinal pharmaceutical products.

Carla Flakne has served as Vice President, Chief Accounting Officer since August 2013 and is responsible for overseeing our accounting operations and financial reporting. Ms. Flakne joined us as Corporate Controller in November 2005 and became Vice President, Corporate Controller in December 2006. She has over 27 years of public and private company financial accounting experience, including six years of experience at a public accounting firm. Ms. Flakne was Corporate Controller for NaviSite, Inc. and Signal Technology Corporation prior to joining Alere and previously held various finance and accounting positions of increasing responsibility with PictureTel Corporation and AMP Incorporated. Ms. Flakne is a Certified Public Accountant.

Mark Gladwell was appointed Senior Vice President, Global Operations in January 2015. Previously, he served as Vice President of Operations for North America, Europe, Middle East and Africa since January 2014. Mr. Gladwell joined Alere in 2001 and has served in various roles since, including Vice President of Operations for North America from September 2011 to December 2013, and Vice President of Quality and Technical Service from 2007 to 2010. Before joining Alere, Mr. Gladwell held operations, quality and project leadership positions with Johnson & Johnson, Agfa Gavert and DuPont, culminating in more than 18 years of experience in manufacturing high-volume, high-technology in-vitro diagnostics and medical devices.

Melissa Guerdan has served as Senior Vice President, Global Quality and Regulatory since July 2014. She joined Alere in August 2012 as Vice President, Global Quality Assurance and became Vice President, Global Quality and Regulatory in October 2013. Prior to coming to Alere, Ms. Guerdan was Vice President of Quality

Operations for Covidien’s Pharmaceuticals business from March 2008 to August 2012. In this capacity, she was responsible for leading quality and compliance across 11 global manufacturing facilities producing and distributing products ranging from urological imaging systems, contrast media/delivery systems, nuclear medicine products, and specialty generic pharmaceuticals. Prior to that, Ms. Guerdan served as Director of Quality for Baxter’s Renal and Medication Delivery businesses from 2004 to 2008. In addition to these key leadership roles, Ms. Guerdan also held various quality positions at Pfizer and Aventis Behring.

Robert Hargadon joined us as Vice President, Global Human Resources, formerly referred to as Global Culture and Performance, in October 2010 and was promoted to Senior Vice President, Global Human Resources in July 2014. He has over 30 years of experience in human resources, leadership and organization development. Mr. Hargadon served as Vice President, Human Resources at drugstore.com, an online pharmacy, from November 2006 through October 2010. Prior to that, Mr. Hargadon was General Manager, Corporate Learning and Development at Microsoft from September 2005 to April 2006 and held various human resources leadership positions at Boston Scientific Corporation, a medical device manufacturer, from 1997 to 2005, including Vice President of International Human Resources and Vice President, Leadership Development from September 1997 to June 2005. Mr. Hargadon served as Vice President, Learning and Development at Fidelity Investments from 1993 to 1997. Mr. Hargadon also had 15 years of experience with the consulting firms Novations Group, Inc. and Harbridge House, which was acquired by PricewaterhouseCoopers LLP.

Sanjay Malkani has served as Global President, Toxicology since February 2013. Previously, he led our Global Toxicology unit as Vice President and has been directly responsible for that unit’s primary US and European operations since January 2011. Mr. Malkani joined our Company as Vice President of the Toxicology Strategic Business Unit in February 2008, with responsibility for the Global Toxicology growth strategy and direct management of the US Toxicology operations. Mr. Malkani joined us from Roche Diagnostics, Inc., where he served as Vice President of Marketing for US Point-of-Care Diagnostics during 2006 to 2007, Vice President of Marketing for US Diabetes Care Hospital in 2005, and held various successive sales and marketing roles in the U.S. Diabetes Care business between 2001 and 2005. Prior to 2001, Mr. Malkani held various commercial positions at The Cambridge Group, Inc. and several start-up technology companies. Prior to completing his MBA at the Kellogg Graduate School of Management, Mr. Malkani held several sales positions at The Dow Chemical Company, Inc., where he started his career in 1991.

Avi Pelossof was appointed Global President of our infectious disease business unit in March 2013, after serving as Vice President of our infectious disease business unit from February 2008 to February 2013. Mr. Pelossof joined Alere as Vice President, Blood-Borne Pathogens in January 2007 and served in that role until January 2008. Mr. Pelossof has more than 20 years of experience in diagnostics, global health and international finance, including senior roles at Chembio Diagnostic Systems, Inc., a manufacturer of diagnostic tests for infectious diseases, and Citigroup.

Renuka Uppaluri, Ph.D. joined us as Senior Vice President, Global R&D in February 2015. Dr. Uppaluri brings with her a wealth of experience in leading R&D organizations, most recently serving as Vice President, Global R&D at Covidien, from September 2009 to February 2015 where she led her respiratory and monitoring solutions R&D team to several substantive product launches. Before Covidien, Dr. Uppaluri spent 10 years at GE Healthcare, starting as a systems engineer and ending as the General Manager of the Global Diagnostics X-Ray Imaging division. Dr. Uppaluri received a BE degree from the University of Mumbai and her Ph.D. from the University of Iowa.

Principal Stockholders

The following table furnishes information as to shares of our common stock beneficially owned by:

•	each person or entity known by us to beneficially own more than five percent of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined in “Compensation Discussion and Analysis” beginning on page 29); and

•	all of our current directors, director nominees and executive officers as a group.

Unless otherwise stated, beneficial ownership is calculated as of April 15, 2015. For the purpose of this table, a person, group or entity is deemed to have “beneficial ownership” of any shares that such person, group or entity has the right to acquire within 60 days after such date through the exercise of options or warrants.

Security Ownership of Certain Beneficial Owners and Management

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
EdgePoint Investment Group Inc.(4)	8,166,124	9.60%
Invesco Ltd.(5)	7,172,439	8.43%
FMR LLC(6)	7,019,799	8.25%
Scopia Capital Management LP(7)	5,404,190	6.35%
The Vanguard Group(8)	4,634,372	5.45%
Ron Zwanziger(9)	3,106,393	3.65%
John F. Levy(10)	250,457	*
Gregg Powers(11)	198,080	*
Daniella Cramp(12)	149,784	*
Avi Pelossof(13)	146,704	*
Carol R. Goldberg(14)	145,570	*
Sanjay Malkani(15)	145,439	*
Namal Nawana(16)	117,441	*
David Teitel(17)	97,396	*
John A. Quelch, D.B.A.(18)	94,078	*
James Roosevelt, Jr.(19)	75,495	*
Håkan Björklund, Ph.D.(20)	16,240	*
Stephen MacMillan(21)	16,240	*
Brian Markison(22)	16,240	*
Thomas McKillop, Ph.D.(23)	16,240	*
Regina Benjamin, M.D.(24)	8,177	*
Geoffrey S. Ginsburg, M.D., Ph.D	0	*
All current executive officers and directors (22 persons)(25)	1,643,622	1.93%

*	Represents less than 1%

(1)	The address of each director or executive officer (and any related persons or entities) is c/o the Company at its principal office.

(2)	Unless otherwise indicated, the stockholders identified in this table have sole voting and dispositive power with respect to the shares beneficially owned by them.

(3)	The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options, warrants and convertible securities held by such person, group, or entity that were exercisable within 60 days after April 15, 2015, but excludes shares of stock underlying options, warrants and convertible securities held by any other person, group or entity.

(4)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 4, 2015 by EdgePoint Investment Group Inc., Cymbria Corporation, EdgePoint Canadian Growth & Income Portfolio, EdgePoint Canadian Portfolio, EdgePoint Global Growth & Income Portfolio, EdgePoint Global Portfolio and St. James’s Place Global Equity Unit Trust, which reported that they had shared voting and dispositive power with respect to 8,166,124, 760,992, 406,133, 396,195, 1,231,595, 3,504,015 and 1,867,194 shares, respectively. The address provided therein for these reporting persons is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

(5)	This information is based on information contained in a Schedule 13G/A filed with the SEC on January 30, 2015 by Invesco Ltd. Invesco Ltd. reported that it has (i) sole voting power with respect to 7,111,222 shares and (ii) sole dispositive power with respect to 7,172,439 shares. The address provided therein for Invesco Ltd. is 1555 Peachtree Street NE; Atlanta, GA 30309.

(6)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC,Edward C. Johnson III and Abigail P. Johnson. Each of FMR LLC, Mr. Johnson and Mrs. Johnson reported that it, he or she has (i) in the case of FMR LLC only, sole voting power with respect to 518,287 shares and (ii) sole dispositive power with respect to 7,019,799 shares. The address provided therein for FMR LCC, Mr. Johnson and Mrs. Johnson is 245 Summer Street, Boston, MA 02210.

(7)

This information is based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2015 by Scopia Capital Management LP, Matthew Sirovich and Jeremy Mindich, which reported that they had shared voting and dispositive power with respect to 5,404,190 shares. The address provided therein for Scopia Capital Management LP, Matthew Sirovich and Jeremy Mindich is 152 West 57 th Street, 33 rd Floor, New York, NY 10019.

(8)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group. The Vanguard Group reported that it has (i) sole voting power with respect to 53,600 shares, (ii) sole dispositive power with respect to 4,588,172 shares and (iii) shared dispositive power with respect to 46,200 shares. The address provided therein for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(9)	This information is based on information contained in a Schedule 13D/A filed with the SEC on October 7, 2014 by Ron Zwanziger, Janet M. Zwanziger, Zwanziger Family 2004 Irrevocable Trust, Zwanziger Family 2012 Irrevocable Family Trust, Zwanziger Family 2009 Irrevocable Trust, Zwanziger Family Ventures LLC, The Ron Zwanziger Family Trust-1990, Ron Zwanziger 2004 Revocable Trust, David Scott, Ph.D. and Jerome F. McAleer, Ph.D. Each of Mr. Zwanziger and Mrs. Zwanziger reported that they had shared voting and dispositive power with respect to 3,106,393 shares. Zwanziger Family 2004 Irrevocable Trust, Zwanziger Family 2012 Irrevocable Family Trust, Zwanziger Family 2009 Irrevocable Trust, Zwanziger Family Ventures LLC, The Ron Zwanziger Family Trust-1990, and Ron Zwanziger 2004 Revocable Trust reported that they had sole voting and dispositive power with respect to 224,276, 472,193, 122,186, 1,466,696, 191,830 and 580,201 shares, respectively.

(10)	Consists of 155,693 shares of common stock, and 94,764 shares of common stock underlying options exercisable within 60 days from April 15, 2015. Includes 1,007 shares of common stock owned by a charitable remainder unitrust of which Mr. Levy disclaims beneficial ownership.

(11)	Consists of 46,000 shares of common stock owned directly by Mr. Powers,140,050 shares of common stock owned by clients of Private Capital Management, L.P. (“PCM”), of which Mr. Powers is Chairman and Chief Executive Officer and has trading authority, and 12,030 shares of common stock underlying options exercisable within 60 days of April 15, 2015. Mr. Powers disclaims beneficial ownership of the common shares owned by the clients of PCM.

(12)	Consists of 6,450 shares of common stock and 143,334 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(13)	Consists of 4,655 shares of common stock and 142,049 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(14)	Consists of 81,807 shares of common stock and 63,763 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(15)	Consists of 6,787 shares of common stock and 138,652 shares of common stock underlying options exercisable within 60 days from April 15, 2015. Includes 565 shares of common stock owned indirectly by Mr. Malkani’s spouse of which Mr. Malkani disclaims beneficial ownership.

(16)	Consists of 5,903 shares of common stock and 111,538 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(17)	Consists of 5,201 shares of common stock and 92,195 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(18)	Consists of 9,780 shares of common stock and 84,298 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(19)	Consists of 4,444 shares of common stock and 71,051 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(20)	Consists of 16,240 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(21)	Consists of 16,240 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(22)	Consists of 16,240 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(23)	Consists of 16,240 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(24)	Consists of 8,177 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

(25)	Consists of 481,074 shares of common stock and 1,162,548 shares of common stock underlying options exercisable within 60 days from April 15, 2015.

In addition, as of April 15, 2015, Mr. Powers directly owns 18,608 shares of our Series B preferred stock. Additionally, as of April 15, 2014, clients of PCM, of which Mr. Powers is Chairman and Chief Executive Officer and has trading authority, own 3,257 shares of our Series B preferred stock. Mr. Powers disclaims beneficial ownership of the Series B preferred stock owned by the clients of PCM. We are not aware that any of our directors or executive officers beneficially owns any other shares of Series B preferred stock.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our “named executive officers.” Based on 2014 total compensation, our named executive officers are:

—	Namal Nawana, President and Chief Executive Officer, or our CEO;

—	Avi Pelossof, Global President, Infectious Disease;

—	Daniella Cramp, Global President, Cardiometabolic;

—	Sanjay Malkani, Global President, Toxicology;

—	Ron Zwanziger, former President and Chief Executive Officer, or our former CEO; and

—	Dave Teitel, former Chief Financial Officer, Vice President and Treasurer.

Philosophy and Objectives

The objective of our executive compensation program for 2014 was to attract, retain and motivate the talented and dedicated executives who were critical to our goals of continued growth, innovation, increasing profitability and, ultimately, maximizing stockholder value. Specifically, we sought to attract and reward executives who displayed certain fundamental leadership characteristics that we had identified as consistent with our corporate goals and culture. We provided our named executive officers, as well as a broad group of executives whom we believe to be critical to achievement of our strategic goals, with what we believed to be a competitive total compensation package, consisting primarily of base cash compensation, performance-based incentive compensation packages, including both equity and cash components, and a broad-based benefits program. In addition, following our appointment in October 2014 of Mr. Nawana as our CEO and President and the shift in our strategic focus that followed, we also provided retention packages consisting of stock-based compensation awards and change of control benefits to each of our named executive officers and other members of our management whom our Compensation Committee deemed critical to the success of our revised strategic objectives.

Our 2014 compensation program was designed to reward each executive’s individual performance by considering generally their past and potential contributions to our achievement of key strategic goals, such as revenue generation, organic growth, margin improvement and the establishment and maintenance of key strategic relationships. These factors were considered, along with other factors, in assessing base cash compensation and determining the amount of performance-based incentive compensation to be awarded to each executive. Our 2014 executive compensation program aimed to provide a risk-balanced compensation package which was competitive in our market sector and, more importantly, relevant to the individual executive. In addition, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, at our 2013 annual meeting of stockholders, we submitted a non-binding, advisory proposal to our stockholders to approve the compensation paid to our named executive officers for 2012. Ninety-eight percent of our stockholders who cast votes on that proposal supported our executive compensation practices for 2012, as set forth in our 2013 proxy statement. Our Compensation Committee interpreted the results of this advisory vote as a strong affirmation of our overall executive compensation practices. Our Compensation Committee considered this very high level of support from stockholders when it implemented our executive compensation program for 2014. At our annual meeting of stockholders in August 2014, we submitted a similar non-binding advisory proposal to our stockholders to approve the compensation paid to our named executive officers for 2013. Ninety-nine percent of our stockholders who cast votes on that proposal supported our executive compensation practices for 2013, as set forth in our 2013 proxy statement. Our Compensation Committee again interpreted the results of this advisory vote as a strong affirmation of our overall executive compensation practices. The Compensation Committee was aware of the results of this advisory vote at the time it assessed achievement of the performance goals established as part of our 2014 executive compensation program, which are described in more detail below.

Our policy for allocating between base cash compensation and incentive compensation for 2014 was to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize value for our company and our stockholders. For 2014, we provided base cash compensation to meet competitive cash compensation norms and performance-based compensation that included the potential for the executives to earn cash-based and stock-based awards to reward superior performance against annual strategic targets and long-term stock price appreciation. Our Compensation Committee believed that this compensation structure would appropriately focus our executives’ attention on achievement of our stated corporate objectives and long-term stock price appreciation. In 2014, this general compensation structure was supplemented by retention packages consisting of additional stock-based awards and change of control agreements, which our Compensation Committee deemed to be advisable in light of the significant management and strategic changes which occurred during the year.

Executive Compensation Process

The compensation of our named executive officers, as well as our other executive officers, has been reviewed by our Compensation Committee at least annually for consistency with our compensation philosophy and objectives. Our management, including our CEO and our former CEO, participated in this review by making its own recommendations as to the base cash compensation and performance-based compensation of our executive officers to the Compensation Committee. The Compensation Committee has considered the recommendations of management in assessing executive compensation, but from time to time it has also gathered and relied on other data and resources, and from time to time has utilized the services of a compensation consultant in reviewing and determining executive compensation.

In reviewing executive compensation for 2014, the Compensation Committee and management considered the practices of companies of similar size, geographic location and market focus. For this purpose, management and the Compensation Committee utilized the 2013 Radford Global Life Sciences Survey, or the 2013 Radford Survey, which provided comprehensive baseline compensation data on positions at the executive, management and professional levels, including base cash compensation, total cash compensation, options and other equity compensation, for almost 700 multinational life sciences companies. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this compensation information is an important part of our compensation-related decision-making process.

In 2013, the Compensation Committee engaged a compensation consultant, Radford, an Aon Hewitt company, to assist the committee in assessing total compensation of certain of our named executive officers for that year. As part of its engagement, Radford assisted the Compensation Committee in assessing the competitiveness of the compensation of those named executive officers compared to the peer group of companies used by our Compensation Committee, which was identified in 2012 with the assistance of Radford. The peer group selected by the Compensation Committee for purposes of evaluating the compensation of those named executive officers consisted of eighteen publicly traded companies in a similar industry space and with similar revenues and market capitalizations. Of the peer group companies, 22% were health management companies and 78% were diagnostics/medical equipment companies.

Specifically, the 2013 peer group consisted of the following companies:

—	Becton Dickinson and Company

—	Bio-Rad Laboratories, Inc.

—	Catalyst Health Solutions, Inc.

—	C.R. Bard, Inc.

—	Edwards Lifesciences LLC

—	Gen-Probe Incorporated

—	Healthways, Inc.

—	Hologic, Inc.

—	Hospira, Inc.

—	IDEXX Laboratories, Inc.

—	Laboratory Corporation of America Holdings

—	Life Technologies Corporation

—	Lincare Holdings, Inc.

—	Myriad Genetics, Inc.

—	PerkinElmer, Inc.

—	ResMed Inc.

—	St. Jude Medical, Inc.

—	Varian Medical Systems, Inc.

The Compensation Committee did not make any changes to this peer group for purposes of determining executive compensation in 2014. In

February 2015, in light of a number of factors, including our renewed strategic focus on diagnostics and the January 2015 sale of our health management business, our Compensation Committee reassessed the composition of our peer group. Following that assessment, our Compensation Committee updated our peer group to be as follows:

—	Bio-Rad Laboratories, Inc.

—	Bruker Corporation

—	Cepheid Inc.

—	Charles River Laboratories International, Inc.

—	CR Bard, Inc.

—	Edwards Lifesciences LLC

—	Hologic, Inc.

—	IDEXX Laboratories, Inc.

—	Laboratory Corporation of America Holdings

—	Omnicare, Inc.

—	PerkinElmer, Inc.

—	Quest Diagnostics Incorporated

—	Quidel Corporation

—	Resmed Inc.

—	Teleflex Incorporated

—	The Cooper Companies Inc.

—	Varian Medical Systems, Inc.

—	Waters Corporation

In 2014, pursuant to our Annual Executive Incentive Compensation Process, or the Annual Incentive Process, we offered annual performance-based incentive compensation packages under which a broad group of executives and managers worldwide were eligible to receive stock-based awards, consisting of performance options and cash awards based on the achievement of stated performance conditions. Our named executive officers, with the exception of our former CEO, all participated in the Annual Incentive Process during 2014. The performance options granted as part of the 2014 Annual Incentive Process have an exercise price of $36.74 per share representing the closing price for the Company’s common stock on the date of grant, February 28, 2014. The performance options will vest over four years in equal annual installments commencing one year from the grant date, subject to satisfaction of a number of corporate and, in some cases, business-level performance criteria applicable to calendar year 2014 performance. The performance criteria for the performance options were consistent with the definition of performance criteria set forth in the 2010 Plan and included earnings per share targets, organic growth targets and, in the case of certain executive officers, return on investment capital targets, as well as other performance criteria which vary from individual to individual. The performance options have a term of ten years from the date of grant. The Compensation Committee also granted a contingent, performance-based cash award, or a Cash Award, to each executive and manager who received a performance option. Each Cash Award entitles the recipient to receive a cash payment equal to the appreciation, if any, of our stock price during 2014 multiplied by the number of shares subject to the performance options granted to that person for which the 2014 performance criteria were achieved and are payable in two equal annual installments commencing one year from the grant date, subject to continued employment.

Our Annual Incentive Process is not intended to preclude the Compensation Committee from making equity or other awards outside this process in appropriate circumstances, and the process is expected to evolve from year to year. In particular, the Compensation Committee expects to continue to make grants under our stockholder-approved stock option and incentive plans, or our Option Plans, outside the Annual Incentive Process in connection with changes in responsibility, significant accomplishments, new hires and in other appropriate circumstances.

In determining each component of an executive’s compensation under our processes, numerous factors particular to the executive were considered, including:

—	The executive’s particular background, including prior relevant work experience;

—	The demand for individuals with the executive’s specific expertise and experience;

—	The executive’s role with us and the compensation paid to similar persons determined through benchmark studies;

—	The executive’s performance and contribution to our achievement of corporate goals and objectives; and

—	Comparison to our other executives.

Retention RSUs and Change of Control Agreements

In August 2014, while in the midst of a comprehensive review of our business strategy and subsequent to the announcement of significant changes in our senior leadership, including the resignations of our CEO and two other co-founders, our Compensation Committee determined that it was advisable to supplement our general compensation structure with retention awards in an effort to ensure the continued availability of the services of certain senior executives. To that end, our Compensation Committee awarded restricted stock units, or the Retention RSUs, to a number of executives, including each of our named executive officers other than our CEO and our former CEO. The Retention RSUs vest over three years in equal annual installments commencing one year from the grant date and provide for vesting in full if the holder is terminated by us without cause (as defined in the Retention RSUs) or by the executive with good reason (as defined in the Retention RSUs) during the 12 months following a change of control of Alere. The Compensation Committee established the size of each award after considering benchmark data from the Radford 2014 Global Life Sciences Survey relating to public medical device and diagnostic companies with market capitalizations between $1 billion and $9 billion. The Committee also considered the impact of these awards on our burn rate and dilution and determined that these retention-based awards were consistent with the best interests of our stockholders given the fundamental strategic and management changes underway at the time.

In October 2014, we entered into change of control agreements with our named executive officers (other than our former CEO) in order to provide them with incentives to remain with us through the consummation of any change of control rather than to seek alternative employment. The agreements were provided in the context of the fundamental strategic and management changes referred to above but also in response to certain public statements made by our former CEO in September 2014, and the terms of the agreements were deemed necessary and advisable and in the best interest of shareholders under those circumstances. These agreements provide that if the executive’s employment is terminated by us without cause (as defined in the agreement) or by the executive with good reason (as defined in the agreement) within 12 months following a change of control of Alere (as defined in the agreement), then all unvested equity awards held by the executive will immediately vest in full and the executive will be entitled to receive:

—	salary continuation for a period of 18 months, calculated at the highest rate in effect for the executive at any time during the 12 months immediately preceding the termination date;

—	the cash component of any outstanding awards granted to the executive;

—	continued payment of health insurance premiums (less the active employee cost of such coverage) for a period of 18 months;

—	three months of outplacement support services; and

—

if any payments to the executive constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, a gross-up payment such that the net amount received by the executive, after the deduction of applicable taxes, will be equal to the amount that the executive is otherwise entitled to receive under the terms of the agreement.

In addition, the executive will be released from any non-competition provisions included in any agreement with us. The executive will be entitled to the foregoing benefits, without any termination of employment, if we fail to obtain a written agreement from any successor to assume and perform our obligations under the agreement and to deliver such agreement to the executive prior to the succession. The agreement further provides that we will indemnify the executive to the fullest extent permitted by law, including the payment of expenses incurred by or on behalf of the executive in connection with any threatened, pending or completed action, suit, investigation or other proceeding, whether or not by us or in our right.

Elements of Standard Compensation

For 2014, executive compensation consisted of the following elements:

Base Cash Compensation.    Base cash compensation was established based on the factors discussed above. We sought to ensure that the base cash compensation of our named executive officers would be competitive by targeting annual base salary for a particular individual near the average of the range of annual cash compensation (base cash compensation plus annual non-equity incentive compensation) for executives in similar positions with similar responsibilities at companies in our peer group. Other elements of compensation, including past and present grants of stock-based awards, were also considered. The Compensation Committee believed that competitive base cash compensation was necessary to attract and retain a management team with the requisite skills to lead our company. In 2014, based on its analysis of our salary objectives, the various factors discussed above, the 2013 Radford Survey and updated Radford benchmarking and other analysis and input from Radford, and considering the total compensation of our named executive officers, the annual base salaries paid to Mr. Nawana, Mr. Teitel and Mr. Pelossof were increased from $800,000, $412,000 and $450,000, respectively, to $1,050,000, $430,000 and $500,000, respectively, representing increases of 31%, 4% and 11%, respectively. In approving the base salary increases for each of these named executive officers, the Compensation Committee considered an analysis of total compensation for comparable executives, and in Mr. Nawana’s case his promotion to Chief Executive Officer, with the intention of moving, over one or more years, each named executive officer’s base salary to approximately the 50 th percentile of base salary for executives in comparable roles. In comparing total cash compensation of our named executive officers to total cash compensation of comparable executives, the Compensation Committee considered each individual’s background, expertise and experience, and individual performance and past contributions to our overall goals and objectives. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they played an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly, no specific factor played a greater role in determining the base salary increases. The Compensation Committee did not adjust the base salaries of the other named executive officers during 2014.

Stock Options and Stock-based Awards.    For 2014, our Compensation Committee believed that the use of stock options and other stock-based awards would continue to offer the best approach to achieving our long-term compensation goals. Consistent with this belief, our Option Plans were established to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of stockholders and with our long-term success. Pursuant to our Option Plans, which allow our Compensation Committee to grant a number of different types of stock-based awards, we have relied primarily on stock options and RSUs to provide equity incentive compensation to our named executive officers. Stock options granted to our named executive officers in 2014 had an exercise price equal to the fair market value of our common stock on the grant date. Our stock options have typically vested 25% per annum based upon continued employment over a four-year period, and generally have had terms expiring ten years after the date of grant. Stock option grants to our named executive officers have been made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. While our Compensation Committee expects to continue to grant stock options and RSUs on an ad hoc basis as circumstances warrant (consistent with the granting policy described below), in the future we expect that stock-based awards will primarily be granted to our named executive officers as part of the Annual Incentive Process. Proposals to grant stock options to our named executive officers in 2014, including those made in connection with the Annual Incentive Process, were made by our CEO or former CEO to the Compensation Committee. With respect to proposals for grants made to our named executive officers in 2014, the Compensation Committee reviewed consultant reports, as discussed above, individual performance, the executive’s existing compensation and other retention considerations. In determining the number of stock options or RSUs to be granted to our named executive officers during 2014, the Compensation Committee considered the estimated Black-Scholes valuation of each proposed stock option grant and the current fair market value of each proposed RSU grant. Generally, stock-based awards for each named executive officer in 2014 were based on the factors discussed above and were intended to be valued near the average of the range of the value of long-term incentive awards for executives in similar positions with similar responsibilities at companies in our peer group, although other elements of compensation, including salary, were also considered.

Generally, stock-based awards to named executive officers have been granted in conjunction with meetings of our Board of Directors and, with respect to stock options, in accordance with our previously adopted stock option granting policy, which includes the following elements:

—

Options to purchase shares of our common stock shall be granted effective as of the last calendar day of the following months: February, April, June, August, October and December (each such date, a “Grant Date”);

—

For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO shall have the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of common stock (on an annual basis); provided, however, that the total number of shares of common stock underlying such option grants shall not exceed 150,000 per calendar year.

—

Grants of options to existing employees shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval).

—

Options approved for new hires, including those hired through acquisitions, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

For 2014, each of our named executive officers other than our former CEO participated in the Annual Incentive Process and was awarded a performance-based compensation package consisting of stock options and a Cash Award. The primary purpose of the Cash Awards was to further incent executives to achieve shorter-term results based upon the price appreciation of our common stock during the performance period. Cash Awards vest over two years if performance targets are met during the target year. There were numerous performance conditions applicable to these awards, including both corporate performance goals and individual performance goals, all of which had to be satisfied in order for the awards to vest in full. For our named executive officers, vesting of 80% of each award was tied to achievement of corporate performance goals, and vesting of the remaining 20% was tied to achievement of individual performance goals. The awards provided that, if the corporate performance goals were not met, only 50% of the portion of the awards tied to achievement of individual goals would be eligible to vest. Vesting under the awards with respect to the corporate performance measures was conditioned upon achievement of at least the minimum targeted level for earnings per share as well as the minimum targeted level for either organic growth or return on invested capital. The corporate performance measures, which included targets correlating to 50%, 75% and 100% achievement of each respective measure, included earnings per share targets of $2.59, $2.63 and $2.67, organic growth targets of 6.29%, 6.88% and 7.46% and return on invested capital targets of 11.8%, 11.9% and 12.0%. The Compensation Committee determined that none of the corporate performance goals was met. As a result, no performance-based options attributable to corporate performance vested, and only 50% of the performance-based options attributable to individual performance were eligible to vest.

Mr. Nawana’s 2014 performance-based compensation package was based upon 30,000 shares of common stock. Although Mr. Nawana did meet certain of his individual performance goals, Mr. Nawana decided, based upon the fact that executives and other employees were receiving smaller than expected awards because the corporate performance targets applicable to all 2014 performance-based compensation packages had not been met, that he would forfeit the 3,000 shares which would have otherwise vested under his performance option, as well as the related Cash Award.

Each of Mr. Pelossof’s and Ms. Cramp’s 2014 performance-based compensation package was based upon 20,000 shares of our common stock. The Compensation Committee determined that each of Mr. Pelossof’s and Ms. Cramp’s individual performance goals were met at the 100% level. As a result, each of Mr. Pelossof’s and Ms. Cramp’s performance-based options vested as to 5,000 shares of our common stock, and the Cash Award granted to each of Mr. Pelossof and Ms. Cramp became payable in an aggregate amount equal to $9,000 which, subject to continued employment, will be paid in two equal annual installments beginning in March 2015.

Mr. Malkani’s performance-based compensation package was based upon 15,000 shares of our common stock. The Compensation Committee determined that Mr. Malkani’s individual performance goals were met at the 90% level. As a result, Mr. Malkani’s performance-based options vested as to 3,375 shares of our common stock, and the Cash Award granted to Mr. Malkani became payable in an aggregate amount equal to $6,075 which, subject to continued employment, will be paid in two equal annual installments beginning in March 2015.

Mr. Teitel’s performance-based compensation package was based upon 15,000 shares of our common stock. The Compensation Committee determined that Mr. Teitel’s individual performance goals were met at the 50% level. As a result, Mr. Teitel’s performance-based option vested as to 750 shares of our common stock, and the Cash Award granted to Mr. Teitel became payable in an aggregate amount equal to $1,350 which, subject to continued employment, will be paid in two equal annual installments beginning in March 2015.

In addition to awards under the Annual Incentive Process, each of our named executive officers other than our CEO and our former CEO received Retention RSUs as described above. Mr. Pelossof, Ms. Cramp, Mr. Malkani and Mr. Teitel received 20,000, 20,000, 15,000 and 15,000 Retention RSUs, respectively. The Compensation Committee established the number of Retention RSUs granted to each named executive officer based on several factors, including but not limited to the perceived level of individual accountability for overall corporate individual performance and stock-based grant history.

Acceleration Upon a Change of Control.    In addition to acceleration of vesting under the change of control agreements described above, under the terms of our Option Plans, the vesting of all stock options granted before April 22, 2015 accelerates in full upon a change of control of Alere (as defined in the Option Plans). On or about April 22, 2015, we amended our 2010 Plan to provide for “double trigger” acceleration for awards granted thereafter to employees and directors, unless otherwise provided in an award agreement or another agreement with the recipient. Under the amended terms of the 2010 Plan, an employee’s or director’s stock options and stock appreciation rights will automatically become full exercisable, and conditions and restrictions on restricted stock awards, restricted stock units and performance share awards will be removed, upon the termination of employment by us without cause (as defined in the 2010 Plan) or by the employee with good reason (as defined in the 2010 Plan) (or, in the case of a director, the termination of his or her service as a director for any reason) within one year after a change of control of Alere (as defined in the 2010 Plan). However, if no provision is made for the assumption, continuation or substitution of awards under the 2010 Plan upon a change of control, then such awards will accelerate upon the change of control. Our outstanding RSUs, including the Retention RSUs but excluding the RSUs awarded to Mr. Nawana in 2012, which are discussed below, provide for full vesting in the event of the involuntarily termination of the holder’s employment without cause (as defined in the RSU), or the holder’s resignation for good reason (as defined in the RSU), within one year after a change of control of Alere (as defined in the RSU). Under the terms of 110,000 RSUs awarded to Mr. Nawana in 2012, of which 105,000 RSUs have vested, if Mr. Nawana’s employment is involuntarily terminated without cause within three years of his hiring, his RSUs will accelerate and fully vest. These RSUs will also accelerate and fully vest if Mr. Nawana voluntarily terminates his employment, other than in the presence of facts of circumstances which would constitute cause for termination by us.

Other Compensation.    Our named executive officers’ service with our company is at will. The named executive officers were not eligible to participate in, and did not have any accrued benefits under, any company-sponsored defined benefit pension plan in 2014. They were eligible to, and in some cases did, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans varied depending on the jurisdiction of employment of the executive. In addition, consistent with our compensation philosophy, the Compensation Committee maintained in 2014 generally the same benefits and perquisites for our executive officers as in prior years, which consisted of certain matching contributions under our defined benefit plans and payment of life insurance premiums. The Compensation Committee believes that the benefits and perquisites provided to our named executive officers in 2014 were similar to median competitive levels for companies in our peer group. Finally, all of our named executive officers were eligible to participate in our other employee benefit plans, including medical, dental, life and disability insurance.

Nawana’s Promotion to President and CEO

In connection with his promotion to full-time President and Chief Executive Officer and appointment to our Board of Directors in October 2014, the Compensation Committee awarded Mr. Nawana an increased salary, as described above, a cash bonus of $500,000 payable in January 2015 covering his service as Interim Chief Executive Officer and Chief Operating Officer during 2014 and a target bonus opportunity for 2015 equal to 100% of his annual base salary, with a minimum payout of 50% of his annual base salary and a maximum payout of 150%. The awards were intended to provide Mr. Nawana with total compensation appropriate for CEOs of our peer group, to recognize his superior performance in the interim CEO role since June 2014 and to provide incentive compensation for 2015. Accordingly, the Compensation Committee and Mr. Nawana agreed that this bonus opportunity would be in lieu of any other annual incentive compensation plan to be implemented for executives for 2015.

The Compensation Committee also granted Mr. Nawana additional stock-based awards consisting of a grant of 50,000 RSUs, a grant of 100,000 nonqualified stock options and a grant of 150,000 performance stock units, or PSUs. Mr. Nawana’s stock-based awards were determined, first, by looking at competitive benchmark CEO compensation data, based on an analysis by Radford, and targeting the 75 th percentile of annual stock-based compensation. After determining the desired value of total stock-based compensation, the committee utilized a combination of performance-based, time-based and full value stock-based awards in order to provide retention and performance incentives over both the short and long term. The RSUs vest in three equal annual installments commencing on the first anniversary of the date of grant, in each case only if Mr. Nawana remains employed by us on the applicable vesting date. The nonqualified stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, in each case only if Mr. Nawana remains employed by us on the applicable vesting date. The exercise price of the nonqualified stock options is equal to the closing price of our common stock on the date of grant, and the options otherwise have terms consistent with prior grants of stock options to our executives. The PSUs vest over three years in equal installments to the extent stock-price targets have been met, provided Mr. Nawana remains employed by us on the applicable vesting date. The RSUs provide for vesting in full if Mr. Nawana’s employment is terminated by us without cause (as defined in the RSUs) or by Mr. Nawana with good reason (as defined in the RSUs) during the 12 months following a change of control (as defined in the RSUs). The PSUs provide that, in the event of a change of control (as defined in the PSUs), (i) the PSUs will continue to vest based solely on continued employment and without regard to achievement of the performance targets and (ii) the PSUs will vest in full if Mr. Nawana’s employment is terminated by the Company without cause (as defined in the PSUs) or by Mr. Nawana with good reason (as defined in the PSUs) during the 12 months following such change of control. The Compensation Committee believes that these change of control arrangements, which were negotiated with Mr. Nawana as part of our effort to induce him to accept the position of President and Chief Executive Officer, will help to ensure the continued availability of his services in the event of a potential change of control, which the Compensation Committee believes will help to preserve value in the event of such a transaction.

Executive Stock Ownership Guidelines

The Compensation Committee believes that significant stock ownership by certain executive officers is important to align the interests of our named executive officers with those of our stockholders. Under the stock ownership guidelines established in 2013, as updated in 2015, our Chief Executive Officer, Chief Financial Officer and other named executive officers must beneficially own a number of shares of our common stock with an aggregate value, measured as of the later of December 11, 2013 and the date first subject to the stock ownership guidelines, equal to or in excess of a specified multiple of the individual’s base salary within five years of adoption of the policy or the date the executive first becomes subject to the stock ownership guidelines, whichever is later, as follows:

—	for our CEO, five times base salary; and

—	for our CFO and other named executive officers, one times base salary.

These multiples were determined in part based upon practices of peer group companies and the Compensation Committee’s understanding of competitive market practices.

In 2015, the Compensation Committee updated our stock ownership guidelines to add a retention requirement until the executive achieves his or her targeted stock ownership. Until such time, named executive officers are required to retain fifty percent of any shares received as a result of any stock-based awards granted to them by us, net of any shares sold or netted to pay the exercise price of stock options and withholding taxes. Shares of common stock underlying stock options, shares of restricted stock and unvested stock units do not count toward satisfaction of the ownership requirements under the guidelines.

Policy Prohibiting Hedging

Under our insider trading policy and procedures, our named executive officers are prohibited from hedging Alere stock through short selling or through the purchase or sale of puts, call or options on such stock.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1,000,000 to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We have periodically reviewed the potential consequences of Section 162(m) and on occasion have sought to structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m). We believe that options granted in 2014 under our Option Plans generally qualify as performance-based compensation under Section 162(m). However, not all compensation will so qualify. For example, we do not believe that the RSUs granted to our named executive officers will qualify as performance-based compensation and, accordingly, we may be unable to deduct some or all of the compensation expense associated with any RSUs that vest.

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis beginning on page 29 of this proxy statement with management.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Stephen P. MacMillan, Chairperson

Håkan Björklund, Member

Carol R. Goldberg, Member

Brian A. Markison, Member

Compensation Committee Interlocks and Insider Participation

During 2014, the members of the Compensation Committee were Mr. MacMillan (Chairperson), Ms. Goldberg, Mr. Björklund, Mr. Markison and Mr. Levy (through September 24, 2014). No member of the Compensation Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director of ours or a member of our Compensation Committee.

Compensation of Executive Officers and Directors

Set forth below is information regarding the compensation of our named executive officers.

Summary Compensation Table.     The following table sets forth information regarding the named executive officers’ compensation for the fiscal years 2014, 2013 and 2012. For our named executive officers, the amount of salary and bonus represented between 18% and 99% of the named executive officers’ total compensation for 2014.

Summary Compensation Table for 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Namal Nawana	2014	$882,115	—	$1,998,500	$1,798,886	(5)	$201,139	$4,440	$4,885,080
Director, Chief Executive Officer and President	2013	$784,615	$275,000	—	$247,637	(5)	—	$540	$1,307,792
	2012	$3,077	—	$2,020,700	$1,468,530		—	—	$3,492,307

Avi Pelossof Global President, Infectious Disease	2014	$486,346	—	$709,000	$280,481	(5)	$124,203	$7,040	$1,607,070

Daniella Cramp Global President, Cardiometabolic	2014	$548,077	—	$709,000	$280,481	(5)	$130,740	$5,944	$1,674,242

Sanjay Malkani Global President, Toxicology	2014	$650,000	—	$709,000	$210,360	(5)	$130,740	$7,290	$1,707,390

Ron Zwanziger	2014	$578,750	—	—	—		—	$315	$579,065
Former Chief Executive Officer	2013	$954,808	—	—	$7,221,375		—	$540	$8,176,723
	2012	$900,000	—	—	$2,940,000		—	$1,080	$3,841,080

David Teitel	2014	$425,085	—	$531,750	$210,360	(5)	$98,386	$8,306	$1,273,887
Former Chief Financial Officer	2013	$408,770	—	—	$123,819	(5)	—	$8,190	$540,779
	2012	$393,269	—	—	$73,353	(5)	—	$8,580	$475,202

(1)	These amounts represent the aggregate grant date fair value of restricted stock units awarded during 2014, and in the case of Mr. Nawana, in 2012 as well, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718), excluding estimated forfeitures. Under FASB ASC Topic 718, the grant date fair value of each restricted stock unit is equal to the closing price of our common stock on the grant date, or $39.97 per share for Mr. Nawana’s 2014 award, $18.37 per share for Mr. Nawana’s 2012 award, and $35.45 per share for the other named executive officers’ 2014 awards.

(2)	These amounts represent the aggregate grant date fair value of stock option awards made during 2014, 2013 and 2012, respectively, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating these amounts.

(3)

These amounts represent the amount of cash awards under our 2013 annual incentive plan that vested and were paid during 2014. These awards were payable in two equal annual installments in 2014 and 2015, subject to the recipient’s continued employment by us. The aggregate amount of each cash award is equal to the appreciation, if any, of our stock price during 2013 multiplied by the number of shares subject to the performance options granted to the recipient for which the 2013 performance criteria were achieved.

(4)	The amounts in this column include for 2014: (a) matching contributions we made to our defined contribution plans in the amounts of $3,900, $6,500, $5,404, $6,750 and $7,766 on behalf of Mr. Nawana, Mr. Pelossof, Ms. Cramp, Mr. Malkani and Mr. Teitel, respectively; and (b) life insurance premiums paid in the amounts of $540 on behalf of all named executive officers except Mr. Zwanziger, for whom the amount paid was $315. The amounts in this column include for 2013: (a) a matching contribution we made to our defined contribution plans in the amount of $7,650 on behalf of Mr. Teitel; and (b) life insurance premiums paid in the amounts of $540 on behalf of the named executive officers. The amounts in this column include for 2012: (a) a matching contribution we made to our defined contribution plans in the amounts of $7,500 on behalf of Mr. Teitel; and (b) life insurance premiums paid in the amounts of $1,080 on behalf of each of Messes. Zwanziger and Teitel.

(5)	The grant date fair value of these stock options is based on our assessment, as of the grant date, of the probable outcome of applicable performance conditions. Assuming the highest possible level of achievement of the performance conditions, the grant date fair value would have been $1,807,473 and $252,690 for Mr. Nawana in 2014 and 2013, respectively; $286,205 for Mr. Pelossof in 2014; $286,205 for Ms. Cramp in 2014; $214,653 for Mr. Malkani in 2014; and $214,653, $126,346 and $74,850 for Mr. Teitel in 2014, 2013 and 2012, respectively.

Grants of Plan-Based Awards.     The following table sets forth certain information with respect to the grant of plan-based awards to the named executive officers in 2014.

Grants of Plan-Based Awards for 2014

Name	Grant Date(1)	Compensation Committee Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards – Target (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ /Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Shares Underlying Award (#)(2)	Target ($)(2)
Namal Nawana	2/28/2014	2/27/2014	30,000		(2)	—		—	—	—	—
	2/28/2014	2/27/2014	—	—		30,000	(7)	—	—	$36.74	$429,307
	10/31/2014	10/23/2014	—	—		—		—	100,000	$39.97	$1,378,165
	10/31/2014	10/23/2014	—	—		—		50,000	—	$—	$1,998,500
Avi Pelossof	2/28/2014	2/27/2014	20,000		(2)	—		—	—	—	—
	2/28/2014	2/27/2014	—	—		20,000	(7)	—	—	$36.74	$286,205
	8/31/2014	8/28/2014	—	—		—		20,000	—	$—	$709,000
Daniella Cramp	2/28/2014	2/27/2014	20,000		(2)	—		—	—	—	—
	2/28/2014	2/27/2014	—	—		20,000	(7)	—	—	$36.74	$286,205
	8/31/2014	8/28/2014	—	—		—		20,000	—	$—	$709,000
Sanjay Malkani	2/28/2014	2/27/2014	15,000		(2)	—		—	—	—	—
	2/28/2014	2/27/2014	—	—		15,000	(7)	—	—	$36.74	$214,653
	8/31/2014	8/28/2014	—	—		—		20,000	—	$—	$709,000
Ron Zwanziger	N/A	—	—	—		—		—	—	$—	$—
David Teitel	2/28/2014	2/27/2014	15,000		(2)	—		—	—	—	—
	2/28/2014	2/27/2014	—	—		15,000	(7)	—	—	$36.74	$214,653
	8/31/2014	8/28/2014	—	—		—		15,000	—	$—	$531,750

(1)

The grant dates of the options for the named executive officers are in accordance with our option granting policy. Under this policy, grants of options approved by the Compensation Committee for existing employees shall be effective as of the next applicable “Grant Date” (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval). Under this policy, “Grant Date” means the last day of the following months: February, April, June, August, October and December.

(2)	Amounts in these columns represent Cash Awards under our Annual Incentive Process, which were subject to performance conditions set forth in related Stock Option Awards. Under the terms of the Process, the executives were eligible to receive, upon satisfaction of applicable performance conditions and certification by the Compensation Committee, a Cash Award with a maximum value equal to the appreciation in the price of one share of our common stock during 2014 times the number of shares set forth in the table. Any cash value is payable in two equal installments in March 2015 and March 2016, subject to the executive’s continued employment on the date of payment. On February 25, 2015, the Compensation Committee certified the degree to which the performance conditions for the related Stock Option Awards had been satisfied and determined that the Cash Awards should be calculated as follows: Mr. Pelossof on the basis of 5,000 shares with an aggregate value of $9,000; Ms. Cramp on the basis of 5,000 shares with an aggregate value of $9,000; Mr. Malkani on the basis of 3,375 shares with an aggregate value of $6,075; and Mr. Teitel on the basis of 750 shares with an aggregate value of $1,350. When Mr. Nawana accepted his appointment as our CEO in October 2014, he voluntarily forfeited this award in lieu of other equity compensation. For more information regarding our Annual Incentive Process, including the performance conditions, see “Compensation Discussion and Analysis” beginning on page 29 of this proxy statement.

(3)	All restricted stock unit awards were made under our 2010 Stock Option and Incentive Plan and were granted for no consideration. The terms of these awards provide for vesting and release in three equal annual installments, commencing on the first anniversary of the date of grant and conditioned upon the recipient’s continued employment with us on the applicable vesting date.

(4)	All stock option awards were made under our 2010 Stock Option and Incentive Plan. The terms of these options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant and conditioned upon the recipient’s continued employment with us on the applicable vesting date. The options generally expire on the tenth anniversary of the grant date or, if earlier, three months after the recipient’s employment terminates.

(5)	The exercise price of the stock option awards is equal to the closing price of our common stock on the applicable Grant Date.

(6)	These amounts represent the aggregate grant date fair value of restricted stock units and stock option awards granted during 2014, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 13 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating these amounts. For stock option awards subject to performance conditions, as described in note (7), the grant date fair value is based on our assessment, as of the grant date, of the probable outcome of applicable performance conditions.

(7)	These amounts represent stock option awards under our Annual Incentive Process, which were subject to performance conditions as well as the vesting conditions described in note (4). On February 25, 2015, the Compensation Committee certified the degree to which the performance conditions had been satisfied and determined that the stock option awards for Mr. Pelossof would be eligible to vest on the basis of 5,000 shares; Ms. Cramp on the basis of 5,000 shares; Mr. Malkani on the basis of 3,375 shares; and Mr. Teitel on the basis of 750 shares. When Mr. Nawana accepted his appointment as our CEO in October 2014, he voluntarily forfeited this award in lieu of other equity compensation. For more information regarding our Annual Incentive Process, including the performance conditions, see “Compensation Discussion and Analysis” beginning on page 29 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End.     The following table sets forth certain information with respect to outstanding options and stock awards held by the named executive officers at the end of 2014.

Outstanding Equity Awards at Fiscal Year-end for 2014

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3)($)
Namal Nawana	—	—	—		—	—	100,000	(4)	$3,800,000	(4)
	100,000	100,000	—		$18.50	12-31-2022	—		—
	5,769	17,308	—		$25.68	4-30-2023	—		—
	—	100,000	—		$39.97	10-31-2024	—		—
	—	—	—		—	—	50,000	(5)	$1,900,000
Avi Pelossof	40,000	—	—		$38.70	1-01-2017	—		—
	10,000	—	—		$56.18	12-31-2017	—		—
	10,000	—	—		$19.15	10-31-2018	—		—
	2,500	—	—		$18.91	12-31-2018	—		—
	14,081	—	—		$35.58	6-30-2019	—		—
	5,000	—	—		$38.01	10-30-2019	—		—
	3,750	1,250	—		$38.64	2-28-2021	—		—
	15,000	5,000	—		$26.06	10-31-2021	—		—
	563	562	—		$25.43	2-28-2022	—		—
	25,000	25,000	—		$19.20	10-31-2022	—		—
	3,562	10,688	—		$25.68	4-30-2023	—		—
	6,250	18,750	—		$33.73	10-31-2023	—		—
	—	—	20,000	(6)	$36.74	2-28-2024	—		—
	—	—	—		—	—	20,000	(5)	$760,000
Daniella Cramp	10,000	—	—		$48.14	8-31-2017	—		—
	15,000	—	—		$60.09	10-31-2017	—		—
	10,000	—	—		$19.15	10-31-2018	—		—
	2,500	—	—		$18.91	12-31-2018	—		—
	14,709	—	—		$35.58	6-30-2019	—		—
	15,000	—	—		$38.01	10-30-2019	—		—
	3,750	1,250	—		$38.64	2-28-2021	—		—
	30,000	10,000	—		$26.06	10-31-2021	—		—
	750	750	—		$25.43	2-28-2022	—		—
	25,000	25,000	—		$19.20	10-31-2022	—		—
	3,750	11,250	—		$25.68	4-30-2023	—		—
	6,250	18,750	—		$33.73	10-31-2023	—		—
	—	—	20,000	(6)	$36.74	2-28-2024	—		—
	—	—	—		—	—	20,000	(5)	$760,000

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3)($)
Sanjay Malkani	35,000	—	—		$44.64	2-12-2018	—		—
	5,000	—	—		$19.15	10-31-2018	—		—
	2,500	—	—		$18.91	12-31-2018	—		—
	6,133	—	—		$35.58	6-30-2019	—		—
	10,000	—	—		$38.01	10-30-2019	—		—
	3,750	1,250	—		$38.64	2-28-2021	—		—
	7,500	2,500	—		$37.14	4-30-2021	—		—
	22,500	7,500	—		$26.06	10-31-2021	—		—
	1,950	1,950	—		$25.43	2-28-2022	—		—
	25,000	25,000	—		$19.20	10-31-2022	—		—
	3,750	11,250	—		$25.68	4-30-2023	—		—
	6,250	18,750	—		$33.73	10-31-2023	—		—
	—	—	15,000	(6)	$36.74	2-28-2024	—		—
	—	—	—		—	—	20,000	(5)	$760,000
Ron Zwanziger	—	—	—		—	—	—		—
Dave Teitel	5,000	—	—		$34.40	10-04-2016	—		—
	20,000	—	—		$38.10	12-15-2016	—		—
	20,000	—	—		$48.14	8-31-2017	—		—
	23,581	—	—		$35.58	6-30-2019	—		—
	10,000	—	—		$38.01	10-30-2019	—		—
	7,500	2,500	—		$26.06	10-31-2021	—		—
	188	187	—		$25.43	2-28-2022	—		—
	2,822	8,466	—		$25.68	4-30-2023	—		—
	—	—	15,000	(6)	$36.74	2-28-2024	—		—
	—	—	—		—	—	15,000	(5)	$570,000

(1)	Options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs ten years after the date of grant of such option.

(3)	The value attributable to the restricted stock units equals the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2014, which was $38.00, multiplied by the number of unvested units underlying the award.

(4)	This award represents an RSU award granted on December 30, 2012 as an employment inducement award outside our stockholder-approved stock option and incentive plans pursuant to NYSE Rule 303A.08. The vesting of the RSU is as follows: 5,000 RSUs vested one year after the grant date on December 30, 2013, 5,000 RSUs vested two years after the grant date on December 30, 2014, and 100,000 RSUs will vest three years after the grant date on December 30, 2015. If Mr. Nawana’s employment is involuntarily terminated without cause within three years of his hiring, his RSUs will accelerate and fully vest. The RSUs will also accelerate and fully vest if Mr. Nawana terminates his employment voluntarily after his first year of employment, other than in the presence of facts or circumstances which would constitute cause for termination by us.

(5)	These awards represent RSUs granted on August 31, 2014 that become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

(6)	The vesting of these awards is subject to satisfaction of performance conditions; options for which the performance conditions are satisfied will become exercisable in four equal annual installments beginning on the first anniversary date of grant, subject to the executive’s continued employment on the date of vesting. On February 25, 2015, the Compensation Committee certified the degree to which the performance conditions had been satisfied and determined that the stock option awards for Mr. Pelossof would be eligible to vest on the basis of 5,000 shares; Ms. Cramp on the basis of 5,000 shares; Mr. Malkani on the basis of 3,375 shares; and Mr. Teitel on the basis of 750 shares. For information regarding a similar award forfeited by Mr. Nawana in October 2014, see notes (2) and (7) of the “Grants of Plan-Based Awards for 2014” table above. For more information regarding our Annual Incentive Process and these awards, including the performance conditions, see “Compensation Discussion and Analysis” beginning on page 29 of this proxy statement.

Option Exercises and Stock Vested.    The following table sets forth certain information with respect to options exercised by the named executive officers and stock vested in 2014.

Option Exercises and Stock Vested for 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Namal Nawana	—	—	5,000	$190,950
Avi Pelossof	—	—	—	—
Daniella Cramp	—	—	—	—
Sanjay Malkani	—	—	—	—
Ron Zwanziger	—	—	—	—
David Teitel	10,000	$104,700	—	—

(1)	Represents the difference between the aggregate exercise price and the aggregate fair market value of the common stock on the date of exercise.

(2)	Represents the closing price of one share of our common stock on the date of vesting multiplied by the number of shares acquired on vesting.

Non-qualified Deferred Compensation Plans.    During 2014, our named executive officers did not participate in any non-qualified defined contribution or other non-qualified deferred compensation plans.

Pension Benefits.    During 2014, our named executive officers did not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans, such as our 401(k) savings plan.

Employment Agreement and Potential Payments upon Termination or Change-in-Control.    Effective December 30, 2012, we entered into a Restricted Stock Unit Agreement with Mr. Nawana in connection with his appointment as our Chief Operating Officer, pursuant to which we granted to Mr. Nawana 110,000 RSUs, which vest over a period of three years. Under the terms of the Restricted Stock Unit Agreement, if Mr. Nawana’s employment is involuntarily terminated, without cause, within three years of the date of grant, or if Mr. Nawana terminates his employment voluntarily after one year, other than in the presence of facts or circumstances which would constitute cause for termination by us, his RSUs will accelerate and fully vest. The Restricted Stock Unit Agreement further provides that all of the RSUs will immediately vest upon a “change of control” of the Company, as that term is defined in the Restricted Stock Unit Agreement. The table below presents an estimate of the value of acceleration of vesting upon a change of control of Alere, assuming the occurrence of the change of control on December 31, 2014. The value of acceleration upon a termination of employment in either of the scenarios described above, assuming termination of Mr. Nawana’s employment on December 31, 2014, would be the same as the value shown in the table below.

In March 2013, we entered into a new at-will employment arrangement with Daniella Cramp in her role as Global President, Cardiometabolic. We agreed that, if we terminate her employment for any reason other than Cause or Disability (each as defined in the letter agreement), we would pay her 12 months of her then-current annualized base salary (less required taxes and deductions), contingent on her execution of a binding standard separation agreement containing a release of claims. We also agreed to pay her the same separation pay if she voluntarily terminates her employment before March 1, 2018, subject to the same contingency. The letter agreement provides that payments under it are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and contains provisions for the potential deferral of payments as well as make-whole payments to Ms. Cramp for any penalties and taxes she may incur if we make payments that do not comply with Section 409A. Based on Ms. Cramp’s salary in effect on December 31, 2014 and assuming termination of her employment in any of the scenarios described above on December 31, 2014, we estimate that we would pay Ms. Cramp an aggregate of $548,077, which would be paid bi-weekly in accordance with our regular payroll practices. This amount does not reflect any reduction for taxes and other deductions.

In April 2015, we entered into an arrangement with Sanjay Malkani in his role as Global President, Toxicology in which we confirmed a prior agreement that, if we terminate Mr. Malkani’s employment without Cause (as defined in the letter agreement), we will pay him separation pay in an amount equal to 12 months of his then-current annualized base salary (less required taxes and deductions), contingent on his execution of a binding standard separation agreement containing a release of claims. Based on Mr. Malkani’s salary in effect on December 31, 2014 and assuming termination of his employment without Cause on December 31, 2014, we estimate that we would pay Mr. Malkani an aggregate of $650,000, which would be paid bi-weekly in accordance with our regular payroll practices. This amount does not reflect any reduction for taxes and other deductions.

In October 2014, we entered into change-in-control agreements with our named executive officers (other than our former CEO) which provide that if the executive’s employment is terminated without cause (as defined in the agreement) or by the executive with good reason (as defined in the agreement) within 12 months following a change of control of Alere (as defined in the agreement), then the executive will be released from all non-competition obligations under any agreement with us and all unvested equity awards held by the executive will immediately vest in full and the executive will be entitled to receive (i) salary continuation for a period of 18 months, calculated at the highest rate in effect for the executive at any time during the 12 months immediately preceding the termination date; (ii) the cash component of any outstanding awards granted to the executive; (iii) continued payment of health insurance premiums (less the active employee cost of such coverage) for a period of 18 months; (iv) three months of outplacement support services; and (v) if any payments to the executive constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, a gross-up payment such that the net amount received by the executive, after the deduction of applicable taxes, will be equal to the amount that the executive is otherwise entitled to receive under the terms of the agreement.

All of the outstanding stock options and RSU’s held by our named executive officers reported above under “Outstanding Equity Awards at Fiscal Year-End” (other than certain awards granted to Mr. Nawana) were issued under our Option Plans and all awards are subject to accelerated vesting and exercisability upon a change of control. The table below sets forth the value attributable to such an acceleration of vesting and exercisability of options and an acceleration of vesting of RSUs under the Restricted Stock Unit Agreement.

Name	Value Attributable to Acceleration of Exercisability of Stock Options and Vesting of RSUs Upon a Change of Control(1)
Namal Nawana	$7,901,035
Avi Pelossof	$1,533,703
Daniella Cramp	$1,602,690
Sanjay Malkani	$1,583,774
Ron Zwanziger	$—
David Teitel	$725,402

(1)	Assumes the occurrence of a change of control of the Company on December 31, 2014. The value attributable to the acceleration of in-the-money stock options equals the difference between the applicable option exercise prices and the closing sale price of our common stock as reported by the New York Stock Exchange on December 31, 2014, which was $38.00, multiplied by the number of shares underlying the options. The value attributable to the acceleration of vesting of RSUs equals the closing sale price of our common stock as reported by the New York Stock Exchange on December 31, 2014, which was $38.00, multiplied by the number of units underlying the award.

Each of our named executive officers (other than Mr. Zwanziger) would be entitled to the benefits presented in the following table if his or her employment were to be terminated by us without cause (as defined in the change-in-control agreement) or by him or her with good reason (as defined in the change-in-control agreement) within 12 months following a change in control of Alere, assuming the occurrence of a change of control and the termination of employment on December 31, 2014. As noted above, the named executive officers are entitled to the acceleration of vesting of outstanding equity awards immediately upon a change of control without regard to termination of employment. All amounts are estimates based on (i) the named executive officers’ salaries in effect during 2014, (ii) the cash component of awards outstanding on December 31, 2014, (iii) health insurance premiums in effect on December 31, 2014, and (iv) the estimated value of three months of outplacement support services as of December 31, 2014. The following table does not reflect (i) any increase in salary after December 31, 2014, (ii) any equity awards granted after December 31, 2014 or (iii) any non-equity incentive compensation plan awards granted after December 31, 2014.

Name	Salary Continuation ($)(1)	Cash Component of Awards ($)(2)	Health Insurance Premiums ($)(3)	Outplacement Support Services ($)	Acceleration of Vesting ($)	280G Gross- Up Payments ($)(4)	Total ($)
Namal Nawana	$1,323,173	$201,139	$20,979	$8,500	$7,901,035	$1,649,058	$11,103,884
Avi Pelossof	$729,519	$144,203	$20,979	$8,500	$1,533,703	$834,833	$3,271,737
Daniella Cramp	$822,116	$150,740	$21,289	$8,500	$1,602,690	$948,932	$3,554,267
Sanjay Malkani	$975,000	$150,740	$20,979	$8,500	$1,583,774	$876,192	$3,615,185
Ron Zwanziger	—	—	—	—	—	—	—
David Teitel	$868,125	$113,386	$27	$8,500	$725,402	$649,907	$2,365,347

(1)	Salary is payable in accordance with our regular payroll practices for a period of 18 months.

(2)	Represents (i) the amount of cash awards granted under our 2013 annual incentive process that remain unvested as of December 31, 2014 plus (ii) the maximum potential payout with respect to cash awards granted under our 2014 annual incentive process, based on the net increase during 2014 in the price per share of our common stock.

(3)	Each named executive officer is entitled to continued payment of health insurance premiums (less the active employee cost of such coverage) for a period of 18 months.

(4)	In accordance with the terms of the change-in-control agreements, for purposes of estimating the amount of the Section 280G gross-up payment, each named executive officer was assumed to pay federal income taxes in 2014 at the highest marginal rate of federal income taxation in that calendar year and state and local income taxes at the highest marginal rates of taxation in the state and locality of such named executive officer’s residence on December 31, 2014, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state and local taxes.

Risk Related to Compensation Policies

Our compensation policies and practices for our employees, including our executive compensation program described in our Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. Pursuant to the Annual

Incentive Process, we expect to continue to award to certain executives and managers, upon satisfaction of applicable performance conditions and subject to future approval and grant by the Compensation Committee, option and cash awards. Because both the option and cash awards contemplated under this process would vest over several years, we believe that the process discourages short-term risk taking and aligns the interest of our executives and managers with those of our stockholders. We do not believe that risks arising from these practices, or our compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on us.

Compensation of Directors

The following table sets forth information regarding the compensation of our directors for 2014.

Director Compensation for 2014

Name(1)	Fees Earned or Paid in Cash ($)(2)	Total ($)(3)
Carol R. Goldberg	$86,000	$86,000
John F. Levy	$31,500	$31,500
John A. Quelch, D.B.A.	$18,000	$18,000
James Roosevelt, Jr.	$80,000	$80,000
Regina Benjamin, M.D.	$61,680	$61,680
Håkan Björklund, Ph.D.	$10,000	$10,000
Stephen P. MacMillan	$15,750	$15,750
Brian A. Markison	$13,750	$13,750
Thomas F. McKillop, Ph.D.	$15,000	$15,000
Gregg Powers	$80,000	$80,000

(1)	Mr. Nawana is not included in this table as he is an employee of the Company and receives no compensation for his services as director. We show his compensation as an employee of the Company in the Summary Compensation Table above.

(2)	Ms. Goldberg received cash payments of $22,000 each in April 2014, July 2014 and October 2014 and earned fees of $20,000 as of December 31, 2014, which amount was paid in January 2015. Mr. Levy received cash payments of $8,500 each in April 2014, July 2014 and October 2014 and earned fees of $6,000 as of December 31, 2014, which amount was paid in January 2015. Dr. Quelch received cash payments of $4,500 each in April 2014, July 2014 and October 2014 and earned fees of $4,500 as of December 31, 2014, which amount was paid in January 2015. Mr. Roosevelt received cash payments of $20,000 each in April 2014, July 2014 and October 2014 and earned fees of $20,000 as of December 31, 2014, which amount was paid in January 2015. Dr. Benjamin received cash payments of $13,128.45 each in April 2014, July 2014 and October 2014, as well as a one-time catch-up cash payment of $6,666.67 in December 2014 and earned fees of $15,628.45 as of December 31, 2014, which amount was paid in January 2015. Dr. Björklund received cash payments of $2,500 each in April 2014, July 2014 and October 2014 and earned fees of $2,500 as of December 31, 2014, which amount was paid in January 2015. Mr. MacMillan received cash payments of $3,750 each in April 2014, July 2014 and October 2014 and earned fees of $4,500 as of December 31, 2014, which amount was paid in January 2015. Mr. Markison received cash payments of $2,500 each in April 2014, July 2014 and October 2014 and earned fees of $6,250 as of December 31, 2014, which amount was paid in January 2015. Dr. McKillop received cash payments of $3,750 each in April 2014, July 2014 and October 2014 and earned fees of $3,750 as of December 31, 2014, which amount was paid in January 2015. Mr. Powers received cash payments of $20,000 each in April 2014, July 2014 and October 2014 and earned fees of $20,000 as of December 31, 2014, which amount was paid in January 2015. The cash compensation paid to directors is described in more detail below.

(3)	As of December 31, 2014, each director had the following number of options outstanding: Ms. Goldberg: 116,553; Mr. Levy: 157,280; Dr. Quelch: 146,814; Mr. Roosevelt: 98,841; 16,353; Dr. Benjamin: 37,727; Dr. Björklund: 53,756; Mr. MacMillan: 53,756; Mr. Markison: 53,756; Dr. McKillop: 53,756; Mr. Powers: 39,820.

In May 2013, Radford provided the Compensation Committee with an analysis of our non-employee director compensation. After reviewing Radford’s analysis, the Compensation Committee determined that the non-employee directors of the Company should continue to receive cash compensation of $70,000 annually beginning October 31, 2013, plus additional cash compensation for committee service as described in the table below, payable quarterly in arrears and subject to their continued service on our Board and any applicable committees. Each director was afforded a one-time right to receive, in lieu of all or part of her or his cash compensation through June 30, 2016, stock options of equal value calculated as described below.

Committee Chair (Total Additional Cash Compensation)
—Audit	$24,000
—Compensation	$18,000
—Nominating and Corporate Governance	$18,000

Committee Members other than Chair (Total Additional Cash Compensation)
—Audit	$15,000
—Compensation	$10,000
—Nominating and Corporate Governance	$10,000

In addition to the cash compensation described above, on October 31, 2013, each of the then-serving non-employee directors received stock options to purchase a number of shares of our common stock calculated using a Black- Scholes model based on (i) an assumed aggregate value on the grant date equal to the sum of (a) $600,000, or $200,000 annually for the period June 30, 2013 through June 30, 2016 (pro-rated for newly-appointed directors to their appointment date), and (b) the total amount of any cash compensation foregone for that period at the election of the director, as described above, (ii) the closing price of our common stock on the New York Stock Exchange on the date of grant and (iii) management estimates of other Black-Scholes variables, including estimated life and volatility. These options have an exercise price equal to $33.73 per share, expire ten years after the date of grant and vest in three equal annual installments, beginning June 30, 2014.

On December 31, 2013, Dr. Benjamin received stock options to purchase a number of shares of our common stock calculated using a Black-Scholes model based on (i) an assumed aggregate value on the grant date equal to the sum of (a) $510,662, equal to $200,000 annually for the period June 30, 2013 through June 30, 2016 (pro-rated to her appointment date of December 11, 2013), and (b) $44,643 of cash compensation foregone by Dr. Benjamin, (ii) $36.20, the closing price of our common stock on the New York Stock Exchange on the date of grant of the stock option, and (iii) management estimates of other Black-Scholes variables, including estimated life and volatility. These options have an exercise price equal to $36.20 per share, expire ten years after the date of grant and vest in three equal annual installments, beginning June 30, 2014.

Employee directors do not receive compensation for their services as directors.

Equity Compensation Plan Information

The following table furnishes information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2014.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)(2))
Equity compensation plans approved by security holders	6,978,500	(3)	$31.34	4,901,594	(4)
Equity compensation plans not approved by security holders	100,000	(5)	$0.00	—
Total	7,078,500		$30.90	4,901,594	(4)

(1)	This table excludes an aggregate of 824,506 shares issuable upon exercise of outstanding options assumed by the Company in connection with various acquisition transactions. The weighted average exercise price of the excluded acquired options is $44.46.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2014, 2,766,984 shares under the 2010 Stock Option and Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, performance share awards or other equity-based awards.

(3)	Includes 6,539,500 shares issuable upon exercise of outstanding options with a weighted average exercise of $33.45 and 439,000 shares issuable upon vesting of RSUs.

(4)	Includes 2,134,610 shares issuable under the Company’s 2001 Employee Stock Purchase Plan.

(5)	Represents shares issuable upon vesting of an RSU award issued as an inducement grant in connection with the appointment of Namal Nawana as our new Chief Operating Officer, effective December 30, 2012.

2014 Audit Committee Report

We, the Audit Committee, oversee the Company’s accounting and financial reporting processes and assist the Board in its oversight of the qualifications, independence and performance of the Company’s independent registered public accounting firm. In fulfilling our oversight responsibilities, we discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, or PwC, the overall scope and plans for its audit. Upon completion of the audit, we discussed with PwC the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) issued by the Public Company Accounting Board.

We also reviewed and discussed the audited, consolidated financial statements with management. We discussed with management certain significant accounting principles, the reasonableness of significant judgments and the clarity of disclosures in those financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC the auditor’s independence from management and the Company. We determined that the services provided by PwC during fiscal year 2014 are compatible with maintaining such auditor’s independence.

In reliance on the reviews and discussions referred to above, we recommended to the Board that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John F. Levy, Chairperson

Stephen MacMillan, Member

Thomas McKillop, Member

Independent Registered Public Accounting Firm

Our Audit Committee engaged PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The selection of PwC was approved by our stockholders at the 2014 annual meeting of stockholders. Our Audit Committee has also engaged PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

We expect representatives of PwC to be present at our 2015 annual meeting of stockholders, that they will have the opportunity to make a statement at such meeting if they so desire, and that they will be available to respond to appropriate questions from stockholders.

Audit Fees

Aggregate audit fees billed by PwC for 2014 were $8,058,522. Audit fees include fees billed for professional services rendered in connection with PwC’s integrated audit of our consolidated annual financial statements and internal control over financial reporting and review of our quarterly financial statements, and audit services normally provided by the principal independent registered public accounting firm in connection with other statutory or regulatory filings. Aggregate audit fees billed by PwC for 2013 were $6,654,801.

Audit-related Fees

Aggregate audit-related fees billed in 2014 and 2013 by PwC were $3,836,372 and $4,094,535, respectively. Audit-related fees for 2014 and 2013 consist of fees billed for professional services rendered by the firm for accounting consultations and services related to potential divestiture transactions and financings.

Tax Fees

Aggregate tax fees billed in 2014 and 2013 for tax-related services performed by PwC were $112,092 and $620,431, respectively. Tax fees include fees billed for professional services rendered by PwC for tax compliance, tax advice and tax planning.

All Other Fees

No other fees were billed by PwC for 2014 or 2013.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm other than permitted non-audit services estimated in good faith by the independent registered public accounting firm and management to entail fees payable of $25,000 or less on a project-by-project basis and which would also qualify for exemption from the pre-approval requirements of the Securities Exchange Act of 1934, as amended. No services were provided for 2014 or 2013 in reliance on this exemption. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present any services so pre-approved to the full Audit Committee at its next meeting.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

The Board of Directors has determined that the following directors are independent under the rules of the New York Stock Exchange: Dr. Benjamin, Dr. Björklund, Ms. Goldberg, Mr. Levy, Mr. MacMillan, Mr. Markison, Dr. McKillop, Mr. Powers, Dr. Quelch and Mr. Roosevelt. The Board has also determined that Dr. Ginsburg is independent under these rules. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the New York Stock Exchange’s listing standards for such committees.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the Audit Committee, which is composed solely of independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis. We do not have written policies or procedures governing the Audit Committee’s review of related party transactions but rely on the Audit Committee’s exercise of business judgment in reviewing such transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors and persons who beneficially own more than 10% of our outstanding shares of common stock or Series B preferred stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by applicable regulations to furnish us with copies of all reports filed pursuant to Section 16(a).

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2014, all of our officers, directors and 10% beneficial owners complied with the requirements of Section 16(a). One Form 3 for Mark Gladwell, due in January 2015, was filed late.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2015 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than February 13, 2016 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2015 annual meeting.

Stockholder proposals intended to be presented at our 2015 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on April 23, 2016, nor earlier than March 24, 2016, together with all supporting documentation and information required by our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In order to have a director candidate considered by the Nominating and Corporate Governance Committee, the recommendation must be submitted to our Company Secretary at the address set forth on the first page of this proxy statement no later than the close of business on April 23, 2016, nor earlier than March 24, 2016 and must include: the name and address of record of the stockholder; a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder of our securities, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Other Information

A copy of our Annual Report on Form 10-K, as amended, including the financial statements and the financial statement schedules, for the year ended December 31, 2014 shall be provided without charge to each person solicited hereby upon the written request made to:

Alere Inc.

Investor Relations Department

51 Sawyer Road

Suite 200

Waltham, MA 02453-3448

Attn: Juliet Cunningham

In addition, copies of any exhibits to the Annual Report on Form 10-K, as amended, will be provided for a nominal charge to stockholders who make a written request to us at the above address.

The Board is aware of no other matters except for those incident to the conduct of the annual meeting, that are to be presented to stockholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors

Gregg J. Powers

Chairman of the Board

June 12, 2015

Appendix A

EXPLANATORY NOTE:    This Appendix A contains a copy of the Alere Inc. 2010 Stock Option and Incentive Plan, as proposed to be amended, as described in the proxy statement to which this Appendix A is attached.

ALERE INC.

2010 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Alere Inc. 2010 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons (including consultants) of Alere Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise provided in an Award agreement or another agreement with a grantee, means the termination by the Company or a Subsidiary of the grantee’s employment as a result of a determination by the Company or the Subsidiary, in its sole discretion, that (i) the grantee has committed a felony (or the equivalent) or a crime involving fraud, intentional misrepresentation, dishonesty, breach of trust, embezzlement, money laundering, misappropriation or conversion of property, (ii) the grantee has committed any other crime, violation of law or misconduct that reflects adversely on the business, operations or reputation of the Company or a Subsidiary or that exposes the Company or a Subsidiary to a risk of civil or criminal liability, damages or penalties (including injunctive relief), (iii) the grantee is grossly negligent in the performance of, or has failed or refused to perform, the lawful duties or responsibilities assigned to him or her by the Company or a Subsidiary (other than by reason of disability or a leave of absence permitted by law or otherwise authorized by the Company or a Subsidiary), (iv) the grantee has violated any code of ethics, code of conduct or other policies applicable to him or her, or (v) the grantee has breached any agreement with the Company or a Subsidiary.

“Change of Control” is defined in Section 18.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Good Reason,” unless otherwise provided in an Award agreement or another agreement with a grantee, when used with reference to a voluntary termination by a grantee of the grantee’s employment with the Company or a Subsidiary, means any of the following conditions, provided that (i) the grantee provides his or her employer with written notice of the condition giving rise to the termination within ninety (90) days after the initial existence of the condition, (ii) the grantee provides his or her employer with the opportunity to cure within thirty (30) days after the notice, (iii) such condition is not cured by the employer with such thirty (30) day period; and (iv) the grantee terminates employment within six (6) months after the initial existence of the condition: (a) a material diminution in the grantee’s annual base salary, except for diminutions equal to or less than proportionate diminutions in the annual base salaries for a majority of employees in similar positions as the grantee, (b) a material diminution in the grantee’s authority, duties or responsibilities or (c) the relocation of the facility at which the grantee is principally employed to a location more than 50 miles from such facility, except where such relocation does not increase the distance of the grantee’s regular commute.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Outside Director” means a current member of the Board who is: (i) not a current employee of the Company, (ii) not a former employee of the Company who receives compensation from the Company for prior services (other than benefits under a qualified retirement plan) during the taxable year, (iii) has not been an officer of the Company, and (iv) does not receive remuneration from the Company, either directly or indirectly in exchange for goods or services, in any capacity other than as a director, all as set out in detail in Treasury Regulation 1.162-27(e)(3).

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of the Stock; (iv) cash flow; (v) funds from operations or similar measure; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss); (ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of Stock; or (xix) lease up performance, net operating income performance or yield on development or redevelopment communities, any of which under the preceding clauses (i) through (xix) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, or Performance Share Award. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means Awards granted pursuant to Section 10.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Restricted Stock Units” means Awards granted pursuant to Section 8.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)  Committee.    The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that, (i) for purposes of Awards to Directors or Section 16 officers of the Company, the Administrator shall be deemed to include only Directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award and (ii) for purposes of Performance Based Awards, the Administrator shall be a committee of the Board composed of two or more Outside Directors.

(b)  Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)  to select the individuals to whom Awards may from time to time be granted;

(ii)  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;

(iii)  to determine the number of shares of Stock to be covered by any Award;

(iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan and Section 2(b)(v) below, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards; provided that repricing of Stock Options and Stock Appreciation Rights, including the cancellation of Stock Options and Stock Appreciation Rights in exchange for cash, shall not be permitted without shareholder approval; and further provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without Cause), or Change of Control, the Administrator shall not accelerate or waive any restriction period applicable to any outstanding Restricted Stock Award or any Restricted Stock Unit beyond the minimum restriction periods set forth in Section 7 and Section 8, respectively, nor shall the Administrator accelerate or amend the aggregate period over which any Performance Share Award is measured to less than one (1) year;

(v)  to accelerate at any time the exercisability or vesting of all or any portion of any Award consistent with Section 2(b)(iv); provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without Cause), or Change of Control, the Administrator shall not accelerate the exercisability or vesting of unvested Stock Options or Stock Appreciation Rights which in the aggregate, when combined with the aggregate number of shares of Stock issued pursuant to Section 9, exceed five percent (5%) of the maximum number of shares of stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended;

(vi)  subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)  to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(viii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

(ix)  to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)  Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)  Indemnification.    Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)  Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 16,153,663 shares, subject to adjustment as provided in Section 3(b) (the “Pool”). For purposes of this limitation, in respect of any shares of Stock under any Award which shares are forfeited, canceled, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (other than by exercise) (“Unissued Shares”), the number of shares of Stock that were removed from the Pool for such Unissued Shares shall be added back to the Pool. Notwithstanding the foregoing, upon the exercise of any Award to the extent that the Award is exercised through tendering previously owned shares or through withholding shares that would otherwise be awarded and to the extent shares are withheld for tax withholding purposes, the Pool shall be reduced by the gross number of shares of Stock being exercised without giving effect to the number of shares tendered or withheld. For the avoidance of doubt, any shares repurchased by the Company using the proceeds from the exercise of any Stock Option shall not be added back to the Pool. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that (i) Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and (ii) each share subject to a full value Award settled in stock—other than an Award that is a Stock Option or other Award that requires the grantee to purchase shares for their fair market value at the time of grant—will reduce the number of shares in the Pool available for grant by three (3) or, for Awards made on or after the date of the Company’s 2015 annual meeting of stockholders, by two (2). The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

(b)  Changes in Stock.    Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee, (iii) the maximum number of shares that may be granted under a Performance-Based Award, (iv) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (v) the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)  Mergers and Other Transactions.    In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Option and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d)  Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.    ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Independent Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION  5.     STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after July 14, 2020.

(a)  Stock Options.    Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i)  Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)  Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii)  Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Subject to Section 2(b)(v), the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)  Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)  In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)  Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C)  By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(D)  With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

(E)  Any other method permitted by the Administrator.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)  Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)  Non-transferability of Options.    No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(c)  Form of Settlement.    Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

SECTION  6.    STOCK APPRECIATION RIGHTS

(a)  Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of a share of Stock is (ii) subtracted from the Fair Market Value of the Stock on the date of exercise and (iii) the difference is multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

For example, if the grant date exercise price is $10.00 and the Fair Market Value on the date of exercise is $20.00, the difference is $10.00. If the grantee is exercising the Stock Appreciation Right as to 100 shares of Stock, he or she will receive shares with a value on the exercise date of $1,000.00 ($20.00 – $10.00 = $10.00. $10.00 x 100 = $1,000.00.) The grantee will receive 50 shares of stock. ($1,000.00 ÷ $20.00 = 50 shares.)

(b)  Exercise Price of Stock Appreciation Rights.    The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)  Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)  Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.    RESTRICTED STOCK AWARDS

(a)  Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)  Rights as a Stockholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c)  Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, from the grantee or the grantee’s legal representative.

(d)  Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e)  Restriction Period.    Restricted Stock subject to vesting upon the attainment of performance goals or objectives shall vest after the attainment of the stated performance goals or objectives but only after a restricted period of at least one (1) year. All other Restricted Stock shall vest after a restriction period of not less than three (3) years; provided, however, that any Restricted Stock with a time-based restriction may become vested incrementally over such three-year period.

(f)  Waiver, Deferral and Reinvestment of Dividends.    The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8.    RESTRICTED STOCK UNITS

(a)  Nature of Restricted Stock Units.    A Restricted Stock Unit is a bookkeeping entry representing the equivalent of one share of Stock for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction only (without any prior performance condition to the grant or vesting thereof), the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)  Election to Receive Restricted Stock Units in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award.

(c)  Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.    UNRESTRICTED STOCK AWARDS

(a)  Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant. The aggregate number of shares of Stock issuable pursuant to this Section 9, when combined with the number of shares underlying unvested Stock Options and Stock Appreciation Rights accelerated pursuant to Section 2(b)(v) other than by reason of, or in connection with, any death, disability, retirement, employment termination (without Cause), or Change of Control, is limited to five percent (5%) of the maximum number of shares of Stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended.

(b)  Elections to Receive Unrestricted Stock in Lieu of Compensation.    Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Administrator, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid) either currently or on a deferred basis.

(c)  Restrictions on Transfers.    The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 10. PERFORMANCE SHARE AWARDS

(a)  Nature of Performance Share Awards.    A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured (which in the aggregate shall not be less than one (1) year), and all other limitations and conditions.

(b)  Restrictions of Transfer.    Performance Share Awards, and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c)  Rights as a Stockholder.    A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(d)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)  Performance-Based Awards.    A Performance-Based Award means any Restricted Stock Award, Restricted Stock Units, or Performance Share Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and any regulations appurtenant thereto. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Administrator and related to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b)  Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c)  Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)  Maximum Award Payable.    The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof).

SECTION 12.    DIVIDEND EQUIVALENT RIGHTS

(a)  Dividend Equivalent Rights.    A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)  Interest Equivalents.    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

SECTION 13.    TAX WITHHOLDING

(a)   Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

(b)  Payment in Stock.    If provided in the instrument evidencing an Award, the Company may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.    SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A.

SECTION 15.    TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.    AMENDMENTS AND TERMINATION

Subject to requirements of law or any stock exchange or similar rules which would require a vote of the Company’s shareholders, the Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 17.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.    CHANGE OF CONTROL PROVISIONS

(a)  Awards Granted On or After April     , 2015.    In the case of each Award granted on or after April     , 2015 to any employee or member of the Board of Directors of the Company, unless otherwise provided in an Award agreement or another agreement with the grantee, if the employment of a grantee is terminated by the Company or a Subsidiary without Cause or by the grantee for Good Reason (or, in the case of a member of the Company’s Board of Directors, the grantee’s service on the Company’s Board of Directors terminates for any reason) within one (1) year after a Change of Control, then:

(i)  Each such outstanding Award that is a Stock Option or Stock Appreciation Right held by the grantee at the time of termination shall automatically become fully exercisable upon such termination.

(ii)  Conditions and restrictions on each such outstanding Award that is a Restricted Stock Award, Restricted Stock Unit or Performance Share Award held by the grantee at the time of termination will be removed upon such termination.

(iii)  Notwithstanding the foregoing, to the extent that the parties to a Change of Control do not provide for the assumption, continuation or substitution of Awards granted on or after April     , 2015 in accordance with Section 3(c), Section 18(b) shall apply to such Awards as if they had been granted before April     , 2015.

(b)  Awards Granted Before April     , 2015.    In the case of each Award granted before April     , 2015, upon the occurrence of a Change of Control:

(i)  Each such outstanding Award that is a Stock Option or Stock Appreciation Right shall automatically become fully exercisable.

(ii)  Except as otherwise provided in the applicable Award agreement, conditions and restrictions on each such outstanding Award that is a Restricted Stock Award, Restricted Stock Unit or Performance Share Award will be removed.

(c)  “Change of Control” shall mean the occurrence of any one of the following events:

(i)  any “Person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) or (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii)  persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)  the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 80% of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(iv)  the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person in excess of 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns in excess of 50% of the combined voting power of all then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 19.    GENERAL PROVISIONS

(a)  No Distribution; Compliance with Legal Requirements.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

No Award under the Plan shall be a nonqualified deferred compensation plan, as defined in Code Section 409A, unless such Award meets in form and in operation the requirements of Code Section 409A(a)(2), (3), and (4).

(b)  Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.

(c)  Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)  Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(e)  Forfeiture of Awards under Sarbanes-Oxley Act.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(f)  Designation of Beneficiary.    At the discretion of the Administrator the instrument evidencing an Award may permit the grantee to designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 20.    EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Subject to such approval by the stockholders, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION  21.    GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

ALERE INC. 51 SAWYER ROAD, SUITE 200 WALTHAM, MA 02453	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a.	Gregg J. Powers	☐	☐	☐
1b.	Hakan Bjorklund, Ph D.	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
1c.	Geoffrey S. Ginsburg	☐	☐	☐	2

Approve amendments to our 2010 Stock Option and Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 7,000,000, from 9,153,663 to 16,153,663 and to decrease the fungible share ratio from 3-to-1 to 2-to-1.

							☐	☐	☐
1d.	Carol R. Goldberg	☐	☐	☐
1e.	John F. Levy	☐	☐	☐
1f.	Brian A. Markison	☐	☐	☐	3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.	☐	☐	☐
1g.	Sir Thomas F. Wilson	☐	☐	☐
1h.	John A. Quelch	☐	☐	☐	4	Hold an advisory vote on executive compensation.	☐	☐	☐
1i.	James Roosevelt, Jr.	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1j.	Namal Nawana	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K / Annual Report is/are available at www.proxyvote.com.

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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ALERE INC.

The undersigned hereby appoints Namal Nawana and Ellen Chiniara, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Alere Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Alere Inc. to be held July 22, 2015 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Continued and to be signed on reverse side